                                                                  RULE 424(B)(3)
                                            REGISTRATION STATEMENT NO. 333-43361

                                                                      Prospectus



                          WESTERN RESERVE BANCORP, INC.

                         500,000 Shares of Common Stock
                               (Without Par Value)
                         (Minimum Purchase: 250 Shares)

This Prospectus relates to the offering by Western Reserve Bancorp, Inc. (the "Company"), an Ohio corporation, of a minimum of 250,000 shares and a maximum of 500,000 shares of its Common Stock, without par value per share (the "Common Stock" or "Shares"), at $20.00 per share. The Company has been organized primarily to hold, upon receipt of necessary regulatory approvals, all of the capital stock of The Western Reserve Bank, a bank to be formed under the laws of the State of Ohio (the "Bank"). The organizers of the Company and the Bank have purchased or intend to subscribe for an aggregate of 51,500 shares of Common Stock at $20.00 per share. The Company and the Bank have not conducted active business operations. The commencement of such operations is contingent upon receipt of various regulatory approvals by federal and state agencies and the sale of a minimum of 250,000 shares of the Common Stock offered hereunder.

INVESTMENT IN THESE SECURITIES INVOLVES A HIGH DEGREE OF RISK. INVESTORS SHOULD BE ABLE TO AFFORD THE LOSS OF THEIR ENTIRE INVESTMENT. SEE "RISK FACTORS" AT PAGE 8.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE SHARES OFFERED HEREBY ARE NOT BANK DEPOSITS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER AGENCY OR COMPANY. THE FEDERAL DEPOSIT INSURANCE CORPORATION HAS NOT PASSED, AND DOES NOT PASS, UPON THE MERITS OF THESE OR ANY OTHER SECURITIES NOR DO THEY PASS UPON THE ACCURACY OR COMPLETENESS OF ANY PROSPECTUS OR OTHER SELLING LITERATURE.

-------------------------------------------------------------------------------------------
                                                                         NET PROCEEDS TO
                          PRICE TO PUBLIC (1)    UNDERWRITING FEES (2)      COMPANY (3)
-------------------------------------------------------------------------------------------
Per Share                     $     20.00                -0-                $     20.00
-------------------------------------------------------------------------------------------
Total Minimum (4)             $ 5,000,000                -0-                $ 5,000,000
-------------------------------------------------------------------------------------------
Total Maximum                 $10,000,000                -0-                $10,000,000
-------------------------------------------------------------------------------------------

(1) The offering price has been arbitrarily established by the Company (see "RISK FACTORS-Offering Price").


                             (Cover Page Continued)

(2) Offers and sales of the Common Stock will be made on behalf of the Company on a "best-efforts" basis by its officers and directors, who will receive no commissions or other remuneration in connection with such activities, but who will be reimbursed for reasonable expenses incurred in the offering. These officers and directors and their proposed activities qualify for the exemption from registration as broker/dealers described in Rule 3a4-1 under the Securities and Exchange Act of 1934 and under appropriate state securities law. In the event that the Company is unsuccessful in selling the shares offered hereunder through its officers and directors, the Company may engage the services of a licensed broker-dealer to assist in the sale of the shares. Such broker-dealer, if retained, would be paid fees and be reimbursed for expenses typical for such selling effort.

(3) Before deducting estimated offering expenses of approximately $75,000 for the minimum offering and $100,000 for the maximum offering which does not include certain organizational and other operating expenses which were $85,383 as of November 30, 1997 and which expenses will continue to be incurred until the Bank commences operations. Such expenses will be higher in the event a broker-dealer is retained to assist in the sale of the shares of the Company. A portion of such funds advanced by the Organizers, estimated to be $361,000 in total through July 1, 1998, already has been advanced by the Organizers and will cover the operating expenses of the Company until the minimum offering of $5 million has been subscribed.

(4) Subscription proceeds will be deposited by noon of the fifth business day following acceptance in an escrow account with Mid American National Bank & Trust Co., Toledo, Ohio, pending receipt of subscriptions for not less than 250,000 Shares and completion of certain other matters on or before July 1, 1998, the expiration date of the Offering, unless the Offering is terminated sooner or extended (see "THE OFFERING-Terms of the Offering"). The latest date of such extension will be September 30, 1998. The Company promptly will return to each subscriber, with interest, the amount of any proceeds received in full with respect to subscriptions that are not accepted. In the event that the Offering is successful, the Escrow Agent will release to the Company the proceeds from the Offering and all interest earned thereon. In the event that the Offering is not successful, the Escrow Agent will return the subscription funds, together with interest earned on such funds, to the subscribers promptly after the termination of the Offering. The Company and the Escrow Agent intend that the proceeds will be held in the Escrow Agent's U.S. Government Money Market Fund and that interest will be paid on such proceeds at the rate from time to time in effect in such account (currently 5.65%) from the date of deposit with the Escrow Agent until the Expiration Date (as herein defined). While not anticipated, the Company may direct the Escrow Agent to hold the proceeds in an alternate interest-bearing investment. Proceeds from the anticipated sale of 51,500 Shares to the "Organizers" (as herein defined) in the amount of $1,030,000 (at $20.00 per Share) will be included in determining whether the minimum $5 million offering has been met. In the event that the Offering is successful but the Company is not successful in opening a subsidiary bank, the Company intends to liquidate and return all assets, after reduction for any liabilities, to the shareholders.


                          Western Reserve Bancorp, Inc.
                           23 Public Square, Suite 220
                               Medina, Ohio 44256



                                    (Cont.)

                                (330) 764-3131




                The date of this Prospectus is February 24, 1998.

          THESE SHARES ARE OFFERED SUBJECT TO ACCEPTANCE, REJECTION OF ANY OFFER TO PURCHASE, WITHDRAWAL, AND CANCELLATION OF THE OFFERING WITHOUT NOTICE.

          NOTICE TO OHIO INVESTORS: A REGISTRATION STATEMENT CONCERNING THE SHARES HAS BEEN FILED WITH THE OHIO DIVISION OF SECURITIES PURSUANT TO SECTION 1707.06(A)(1) OF THE OHIO REVISED CODE. THESE SHARES HAVE NOT BEEN APPROVED OR DISAPPROVED AS AN INVESTMENT FOR ANY OHIO RESIDENT BY THE OHIO DIVISION OF SECURITIES, NOR HAS THE DIVISION PASSED UPON THE ACCURACY OF THIS PROSPECTUS.

          NOTICE TO FLORIDA INVESTORS: THE SHARES REFERRED TO IN THIS PROSPECTUS WILL BE SOLD TO, AND ACQUIRED BY, THE HOLDER IN A TRANSACTION EXEMPT UNDER
SECTION 517.061 OF THE FLORIDA SECURITIES ACT. THE SHARES HAVE NOT BEEN REGISTERED UNDER SAID ACT IN THE STATE OF FLORIDA.

          UNDER THE PROVISIONS OF THE FLORIDA SECURITIES ACT, THE PURCHASE OF SHARES BY A FLORIDA RESIDENT IS VOIDABLE BY SUCH RESIDENT WITHIN THREE (3) DAYS AFTER MAKING PAYMENT FOR SUCH SHARES.

          TO ACCOMPLISH THE FOREGOING, THE SUBSCRIBER NEED ONLY SEND A LETTER OR TELEGRAM TO THE COMPANY INDICATING HIS INTENTION TO WITHDRAW. THE LETTER OR TELEGRAM SHOULD BE SENT AND POSTMARKED PRIOR TO THE END OF THE AFOREMENTIONED THIRD DAY. IF THE SUBSCRIBER SENDS A LETTER, IT IS PRUDENT TO SEND IT BY CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO ENSURE THAT IT IS RECEIVED AND ALSO TO EVIDENCE THE TIME WHEN IT WAS MAILED.


          Western Reserve Bancorp, Inc. is not currently subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act"). However, as a result of the Offering, the Company will become subject to the informational requirements of the Exchange Act. In the event that the number of shareholders of the Company subsequent to the Offering exceeds 300, the Company will become subject to the reporting requirements of Section 12(g) of the Exchange Act. The Company will file all reports required under the Exchange Act for any periods for which the Exchange Act's requirements apply to the Company. The Company intends to furnish its shareholders with annual reports containing audited financial information, whether or not subject to the provisions of the Exchange Act.

         No person has been authorized to give any information or to make any representation in connection with this Offering other than those contained in this Prospectus, and, if given or made, such information or representation must not be relied upon as having been authorized. This Prospectus shall not constitute an offer to sell or a solicitation of an offer to buy any securities in any jurisdiction in which it would be unlawful to make such offer or solicitation.

                                TABLE OF CONTENTS


Prospectus Summary ........................................................ 5
Risk Factors .............................................................. 8
Use of Proceeds ...........................................................11
Pro Forma Capitalization ..................................................13
The Offering ..............................................................14
Information About Western Reserve Bancorp, Inc. and Western Reserve Bank ..17
Management ................................................................21
Certain Transactions and Relationships ....................................27
Indemnification ...........................................................28
Description of the Common Shares ..........................................29
Antitakeover Measures .....................................................29
Supervision and Regulation ................................................32
Legal Opinions ............................................................36
Experts ...................................................................36
Additional Information ....................................................36

Audited Financial Statements of the Company as of November 30, 1997 .......F-1

                               PROSPECTUS SUMMARY

          The following is a very brief summary of certain information contained in this Prospectus and is intended only as a guide and reference. It is not complete nor should it be relied upon to disclose accurately all aspects of the transaction described in this Prospectus. This summary is qualified in its entirety by reference to the complete text of this Prospectus and its Exhibits which should be read thoroughly by prospective investors.

THE COMPANY

         Western Reserve Bancorp, Inc. (the "Company"), is a newly formed Ohio corporation, which proposes to operate a banking institution in the Medina County area through the formation of a de novo bank under the banking laws of the State of Ohio or the laws of the United States. The Company will be regulated under the Bank Holding Company Act of 1956. It is the desire of the Company that the Bank service the financial needs of small to mid-sized businesses and consumers in its market area. In the past few years, many of the area's financial institutions have been acquired by large regional organizations headquartered outside of the Medina area. As a result of such consolidation, the Company's organizers believe that the competitive and economic environment is right for a new, independent, locally owned and managed bank to serve the financial needs of Medina's residents. The Company intends to implement a strategy which focuses on providing a superior level of customer service, close attention to personal needs and quick response times. Subject to receipt of all necessary regulatory approvals, it is anticipated that the Bank will open in the fourth quarter of 1998.

MANAGEMENT

          Paul Merritt ("P.M.") Jones, a lifelong resident of Medina, has been elected Chairman of the Company. Edward J. McKeon has been elected as President of the Company. Mr. McKeon has 29 years of experience in banking, most recently as President of Enterprise Bank, Solon, Ohio. In addition to Mr. Jones and Mr. McKeon, the following persons are directors of the Company and expect to be the initial directors of the Bank: Dr. Bijay Jayaswal, George R. Klein, Ray E. Laribee, C. Richard Lynham, R. Hal Nichols, Rory H. O'Neil, Michael R. Rose, Glenn M. Smith, and Thomas A. Tubbs. The directors are at times referred to herein as the "Organizers." All of these persons are successful businessmen and have strong ties to the local Medina community.

          The Organizers believe that their long-standing ties to the community, coupled with their combined business experience, provide them with a unique perspective of the area's needs and the desire for a new independent bank under local control. They further believe that the community will react favorably to this new enterprise.

PURCHASE OF SHARES BY ORGANIZERS

          The directors have indicated that they intend to purchase, in the aggregate, 51,500 Shares of the Company at $20.00 per share ($1,030,000) in connection with the Offering. There is no maximum number of Shares which may be purchased by the Organizers in either the maximum or minimum Offering hereunder. However, because the Organizers intend to obtain a broad shareholder base, none of the Organizers has the current intent to purchase more than the number of Shares specified below under "MANAGEMENT." Thirteen Thousand Seven Hundred Fifty (13,750) Shares already have been purchased by the Organizers. The Organizers intend to purchase additional Shares, as required, to provide operating funds for the Company until the minimum offering of $5 million has been subscribed. The purchase of such Shares will not be subject to the provisions of the Escrow Agreement. Such expenses are estimated to be $361,000 through July 1, 1998. Such amount does not include all amounts anticipated to be spent before the opening of the Bank, which expenses are estimated to be $466,000. Proceeds from the sale of all Shares to the Organizers will be included in determining whether the minimum $5 million offering has been met.

ANALYSIS OF MARKET

          Based on information available to the Company, including a market study conducted by Austin Associates, Inc., a nationally recognized community bank consulting firm hired by a group of persons including some of the Organizers to perform such study, the Company believes that the banking market in Medina County offers the potential for the success of a new locally owned and operated bank. R. Hal Nichols, one of the Organizers, is the President of Austin Associates, Inc. Therefore, Mr. Nichols has a personal interest in the organization of the Company and the Bank because of payments that will be made to such firm, his interest as a shareholder of the Company and payments he may receive as a director of the Company. The Company intends that the Bank will be service driven and will concentrate its efforts on small to midsize businesses and consumers. The primary service area ("PSA") will be Medina County. The PSA is characterized by rapid population growth with an estimated population of approximately 141,000 persons in 1997. This is an increase of over 15% since 1990. The principal cities in both Cuyahoga (population 1.4 million) and Summit (population 515,000) Counties, Cleveland and Akron, are within a 30-minute drive of Medina. The growth in the PSA has been a result of the confluence of a number of factors including the county's proximity to both Cleveland and Akron, the accessibility of transportation to further markets, the reputation of the school system and the rural environment. Business activity in the area is geared to small business and retailing, segments to be targeted by the Bank. Additional factors including household growth, income wealth and housing values point to the potential for the success of the Bank in this growing market.


COMPETITION

         The banking industry in the Bank's proposed market area has experienced substantial consolidation in recent years. Many of the area's locally owned or managed financial institutions have either been acquired by large regional bank holding companies or have been consolidated into branches. This consolidation has been accompanied by numerous pricing changes, the dissolution of local boards of directors, management and branch personnel changes and, in the perception of the Organizers, a decline in the level of customer service. With recent changes in interstate banking regulation, this type of consolidation is expected to continue.

          Management believes that this competitive situation, when coupled with the area's growing and diversified economy, creates a favorable opportunity for a new commercial bank managed by experienced local business people. Management's experience indicates that a locally managed community bank can attract customers by providing highly professional personalized attention, responding in a timely manner to product and service requests and exhibiting an active interest in customers' business and personal financial needs. Management believes that these factors are often lacking at a branch of a large regional bank. Currently, there are no locally managed independent commercial banks located in the City of Medina.



SECURITIES OFFERED


          Subscriptions for 250,000 (minimum) to 500,000 (maximum) Shares, without par value, in the Company at a subscription price of $20.00 per Share are offered hereunder. The minimum subscription per subscriber is 250 Shares with a maximum per subscriber of 5% of the total Shares anticipated to be outstanding at the conclusion of the Offering (12,500 Shares if the minimum number of Shares is subscribed or 25,000 Shares if the maximum number of Shares is subscribed).

DIVIDEND POLICY

         It is not anticipated that cash dividends will be declared and paid in the foreseeable future on the Shares. The Company intends to pay dividends to its shareholders in the future when allowable by applicable regulatory guidelines and when the capital of the Company is sufficient to both pay dividends and support the growth of the Company and the Bank. The timing for such dividends will be dependent upon many factors, including the total amount of this Offering and the profitability of the Company and the Bank.

REQUIRED APPROVALS



          The acquisition and organization of the de novo bank must be approved by the Ohio Division of Financial Institutions (or the Office of the Comptroller of the Currency if a national bank is to be formed), Board of Governors of the Federal Reserve and the Federal Deposit Insurance Corporation. The Company has not received any of such approvals to date but the organizers believe that such approvals can be obtained upon the successful consummation of this Offering.

MANNER OF SUBSCRIBING

          An Investor interested in purchasing Shares of the Company should complete and execute the Subscription Agreement and Substitute Form W-9 delivered with this Prospectus and return these items to the Company. The Subscription Agreement obligates the Investor to deliver a check in the full amount of the purchase price of the subscribed-for Shares at the time of execution of the Subscription Agreement. All checks should be made payable to "Mid American National Bank & Trust Co., Escrow Agent." In the event that the Offering is successful, the Escrow Agent will release to the Company the proceeds from the Offering and all interest earned thereon. In the event that the Offering is not successful, interest will be paid to investors on funds held by the Escrow Agent. The Company and the Escrow Agent intend that the proceeds from subscriptions will be held in the Escrow Agent's U.S. Government Money Market Fund and that interest will be paid on such proceeds at the rate from time to time in effect in such account (currently 5.65%) from the date of deposit with the Escrow Agent until the Expiration Date (as herein defined). While not anticipated, the Company may direct the Escrow Agent to hold the proceeds in an alternate interest-bearing investment. Questions concerning this Offering should be addressed to the Company at 23 Public Square, Medina, Ohio 44256, or by phone at (330) 764-3131.

                             SUMMARY FINANCIAL DATA

                                NOVEMBER 30, 1997

BALANCE SHEET DATA:                                      ACTUAL             AS  ADJUSTED (1)
                                                    MINIMUM OFFERING         MAXIMUM OFFERING
Cash and securities .................$57,000           $4,822,000               $9,797,000

Total assets.........................121,000            4,886,000                9,861,000

Total liabilities......................1,000                1,000                    1,000

Stockholders' equity.................120,000            4,885,000                9,860,000


(1) Adjusted to reflect the application of the estimated net proceeds, minimum or maximum as noted, from the shares offered hereby (see "USE OF PROCEEDS").

                                  RISK FACTORS



     An investment in the Shares of the Company involves certain significant risks, many of which are beyond the control of the Company and represent contingencies that cannot be reliably estimated. Investment in the Shares is suitable only for Persons who have no need for liquidity in their investments. Among other aspects of this Offering, potential investors should consider carefully the following factors, which discussion is meant to be a summary of the material but not all of the risk factors involved in a purchase of the Shares.


POSSIBILITY OF INADEQUATE CAPITALIZATION OR INABILITY TO COMMENCE OPERATIONS

     There can be no assurance that the sale of the Shares hereunder will allow the Company to adequately capitalize its subsidiary bank or to operate profitably. If less than 250,000 Shares are sold in the Offering, the Company is obligated to return the subscription monies to the investors with interest as described herein. In the event the Company's subsidiary does not commence business subsequent to the Closing Date for some other reason, the Company would anticipate return of all remaining assets of the Company to investors as the holders of the Shares on a pro rata basis. No assurance can be given as to the amount, if any, or the timing of any such liquidating distribution. The Organizers would receive their pro rata share of any such distribution even though a portion of their Shares will be purchased outside of the terms of the Escrow Agreement (see "PRO FORMA CAPITALIZATION" and "USE OF PROCEEDS").


LACK OF MARKETABILITY OF THE SHARES

     As of the date hereof, there is no public market for the Shares and there can be no assurance that a public market subsequently will develop, notwithstanding the desire of the Company that the same exist. The Company does not intend to engage an underwriter to assist in the sale of Shares pursuant to this Offering, although it has reserved the right to do so if, in the discretion of the Company, such engagement becomes necessary. To the Company's knowledge, no person or entity currently intends to make a market in the Shares. While legally the Company will be in a position to purchase Shares from time to time, the ability to do so will be limited by the available capital of the Company and regulatory requirements. This will restrict the ability of an investor to shift his investment in the Shares to an alternative investment in the future. Given the lack of a ready market for the Shares, holders of the Shares would need to find their own buyers of their Shares if they want to sell such Shares. The initial offering price of $20.00 per Share has been established arbitrarily and has no direct relationship to earnings, fair market value or other subjective standards of worth (see "THE OFFERING").


NO PREEMPTIVE RIGHTS AND NO CUMULATIVE VOTING


     The Shares offered hereby will not have preemptive rights to acquire other or additional shares which might, from time to time, be issued by the Company. The lack of such rights could cause dilution in the ownership percentage of any of the Investors in the event of a subsequent issuance of Shares. Further, the shareholders of the Company will not have the right to cumulate their shares in the election of Directors. The denial of such a right means that the holders of a majority of the shares will be able to elect all of the Directors (see "DESCRIPTION OF THE COMMON SHARES").


THE COMPANY HAS NO OPERATING HISTORY

     The Company is a new business venture and has no operating history. An investment in the Company will be subject to the risks and uncertainties attendant to a new business venture, including its ability to attract customers and to compete with other financial institutions as well as risks unique to banking including determining appropriate interest rates to be paid and charged on deposits and loans, and the risks involved in investments and lending. It is anticipated that the Bank, and therefore the Company, will operate at a loss for the first two years of operations until the Bank is able to gather deposits and make loans and other fee income to offset the expenses of operating the Bank (see "INFORMATION ABOUT WESTERN RESERVE BANCORP, INC." and "SUPERVISION AND REGULATION").

POTENTIAL FOR ASSESSMENT OF BANK SHARES


     Under banking laws of the State of Ohio, shares of banks are subject to assessment if the bank's capital becomes impaired from losses or other causes and the Ohio Division of Financial Institutions orders such assessment. In the event of failure to pay such assessment, the shares of the Bank may be subject to auction by the Ohio Division of Financial Institutions to satisfy the assessment. While the Company's Shares would not be directly assessable, in the event that the Company is required to invest more funds in its subsidiary, the Company may not have the funds available to do so and may need to acquire additional funds for that purpose from its shareholders, equity markets or through loans, which funds may not be available at that point in time (see "DESCRIPTION OF THE COMMON SHARES").


LACK OF REGULATORY APPROVAL


     The Company has not yet obtained approval for the formation of a de novo bank. Approvals will be required from the Ohio Division of Financial Institutions (or the Office of the Comptroller of the Currency should the Company subsequently determine to seek a national bank charter) for the chartering of the Bank, the Federal Deposit Insurance Corporation for deposit insurance for the accounts of the Bank, and the Federal Reserve Board for the "acquisition" of the Bank by the Company and Federal Reserve membership. While it is anticipated that the formation of the Bank will be approved, there is no assurance such approval will be obtained or that the operation of a subsidiary bank of the Company will be successful in the designated market area (see "SUPERVISION AND REGULATION").


EXISTING COMPETITION IN THE MARKET AREA

     The Bank will be in competition with other banks and financial institutions, many of which will have greater financial resources than the Bank and may be able to offer other financial services at varying costs with greater loan capacities than the Bank (see "INFORMATION ABOUT WESTERN RESERVE BANCORP, INC.-Competition").

FINANCIAL CONDITION OF COMPANY DEPENDENT UPON BANK OPERATIONS

     The financial health of the Company will be directly related to the financial health of its subsidiary bank. The financial health of the Bank may be adversely affected by detrimental changes in federal or state laws, the national monetary and fiscal policies and international, national and/or local economic conditions. Such laws, policies or conditions could have material and adverse effects upon the Bank (see "INFORMATION ABOUT WESTERN RESERVE BANCORP, INC." and "SUPERVISION AND REGULATION").


NO DIVIDENDS LIKELY FOR THE FORESEEABLE FUTURE

     It is not anticipated that the Company can or will declare or pay cash dividends in the foreseeable future on the Shares. The earnings of the Bank will instead be utilized to support its expected growth. Investors should not purchase the Shares with a view towards receiving, at least for the immediate future, a current return on their investment in the form of dividends (see "DESCRIPTION OF THE COMMON SHARES").

DEPENDENCE ON MANAGEMENT

     The Company and the Bank are, and for the foreseeable future will be, dependent primarily upon the services of Edward McKeon, the President of the Company and the Bank. If the services of Mr. McKeon or other key officers to be hired by the Bank were to become unavailable to the Company or the Bank for any reason, or if the Company or the Bank were unable to hire highly qualified and experienced personnel either to replace Mr. McKeon or any other proposed employee, or to adequately staff the anticipated growth of the Bank, the operating results of the Company and the Bank could be aversely affected. Other than Mr. McKeon, and Mr. Nichols, who has significant banking experience including having served as Superintendent of Banking in the State of Ohio, none of the members of the Board of Directors has been employed in any significant capacity by a bank or served on the Board of Directors of a bank or bank holding company.


LENDING RISKS AND LENDING LIMITS

     The risk of nonpayment of loans is inherent in commercial banking and such nonpayment, if it occurs, would likely have a material adverse effect on the Company's earnings and overall financial condition as well as the value of the Common Stock. Because the Bank does not have an operating history, none of the Bank's customers will have an established credit history with the Bank. Management will attempt to minimize the Bank's credit exposure by carefully monitoring the concentration of its loans within specific industries and through loan application and approval procedures, but there can be no assurance that such monitoring and procedures will reduce such lending risks. Credit losses can cause insolvency and failure of a financial institution and, in such event, its shareholders could lose their entire investment.

     The Bank's legal lending limit initially will be approximately $1,000,000 per customer relationship, depending upon the capitalization of the Bank. Accordingly, the size of the loans which the Bank can offer to potential customers is less than the size of loans which most of the Bank's competitors are able to offer. This limit initially will affect the ability of the Bank to seek relationships with the area's larger businesses. The Bank expects to accommodate loan volumes in excess of its lending limit through the sale of participations in such loans to other banks. However, there can be no assurance that the Bank will be successful in attracting or maintaining customers seeking larger loans or that the Bank will be able to engage in participations of such loans on terms favorable to the Bank.


IMPACT OF INTEREST RATES

     The results of operations for financial institutions, including the Bank, may be materially and adversely affected by changes in prevailing economic conditions, including declines in real estate market values, rapid changes in interest rates and the monetary and fiscal policies of the federal government (see "SUPERVISION AND REGULATION"). The Bank's profitability is in part a function of the spread between the interest rates earned on investments and loans and the interest rates paid on deposits and other interest-bearing liabilities. In the early 1990s, many banking organizations experienced historically high interest rate spreads. More recently, interest rate spreads have generally narrowed due to changing market conditions and competitive pricing pressure, and there can be no assurance that such factors will not continue to narrow interest rate spreads or that the higher interest rate spreads will return. Like most banking institutions, the

Bank's net interest spread and margin will be affected by general economic conditions and other factors that influence market interest rates and the Bank's ability to respond to changes to such rates. At any given time, the Bank's assets and liabilities will be such that they are affected differently by a given change in interest rates. As a result, an increase or decrease in rates could have a material adverse effect on the Bank's net income, capital and liquidity. While management intends to take measures to mitigate interest rate risk, there can be no assurance that such measures will be effective in minimizing the exposure to interest rate risk (see "SUPERVISION AND REGULATION").


NEED FOR TECHNOLOGICAL CHANGE

     The banking industry is undergoing rapid technological changes with frequent introductions of new technology-driven products and services. In addition to better serving customers, the effective use of technology increases efficiency and enables financial institutions to reduce costs. The Company's future success will depend in part on its ability to address the needs of its customers by using technology to provide products and services that will satisfy customer demands for convenience as well as to create additional efficiencies in the Bank's operations. Many of the Bank's competitors have substantially greater resources to invest in technological improvements. Such technology may permit competitors to perform certain functions at a lower cost than the Bank. There can be no assurance that the Bank will be able to effectively implement new technology-driven products and services or be successful in marketing such products and services to its customers (see "INFORMATION ABOUT WESTERN RESERVE BANCORP, INC. AND WESTERN RESERVE BANK").


INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Company's Articles of Incorporation and provisions of the Ohio Revised Code provide for the indemnification of its officers and directors and, thereby, insulate its officers and directors from liability for certain breaches of the duty of care. It is possible that the indemnification obligations imposed under these provisions could result in a charge against the Company's earnings and thereby affect the market value of the Company's stock and the availability of funds for payment of dividends to the Company's shareholders (see "INDEMNIFICATION").


FORWARD-LOOKING STATEMENTS

     Certain statements throughout this Prospectus regarding the Company's financial position, business strategy and plans and objectives of Company management for future operations, are forward-looking statements rather than historical or current facts. When used in this Prospectus, words such as "anticipate," "believe," "estimate," "expect," "intend" and similar expressions, as they relate to the Company or its management, identify forward-looking statements. Such forward-looking statements are based on the beliefs of the Company's management as well as assumptions made by and information currently available to the Company's management. Such statements are inherently uncertain, and there can be no assurance that the underlying assumptions will prove to be valid. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors, such as those disclosed under "RISK FACTORS," including but not limited to the Company's lack of operating history, competitive factors and pricing pressures, changes in legal and regulatory requirements, technological change, product development risks and general economic conditions. Such statements reflect the current views of the Company with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to the operations, results of operations, growth strategy and liquidity of the Company. All subsequent written and oral forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by this paragraph.


FAILURE TO CONSTRUCT MAIN OFFICE COULD DELAY OPENING OF BANK OR PROFITABILITY

     The Company has only recently reached a tentative agreement to lease space for its main office facility in a 28,000 square foot office building to be constructed at the intersection of Foote Road and State Route 18 just outside the Medina city limits. Michael Rose, one of the Organizers of the Company, will own the proposed building either directly or through an affiliate. Because the office building is in the early stages of development, there can be no assurance that it will be completed by the time the Bank intends to open for business late in the summer of 1998. A delay in the occupancy of the main office facility would delay the opening of the Bank and could have a negative financial impact on the Bank and the Company.


ANTITAKEOVER PROVISIONS AND CONTROL BY ORGANIZERS

     The Articles of Incorporation and Code of Regulations of the Company contain provisions which could discourage the acquisition of control of the Company without the consent of the Board of Directors. The number of Shares purchased now or in the future by the Company's management, including the Organizers, may have a similar effect. Such provisions also are designed to protect management and the Board of Directors and may restrict shareholders from selling their shares to third parties. These factors may have an adverse effect upon the value of the Shares acquired hereunder. Further, it is anticipated that the Organizers of the Company will own approximately 51,500 Shares of the Company at the conclusion of the Offering. Such number of Shares will constitute between 10.3% and 20.6% of the outstanding Shares of the Company at the conclusion of the Offering dependent upon the total number of Shares sold in the Offering. Such an ownership position by the Organizers will afford them a significant level of control over the affairs of the Company and the Bank (see "ANTITAKEOVER MEASURES").


                                 USE OF PROCEEDS

     The net proceeds to the Company from the sale of shares of common stock offered hereby are estimated to be $4,765,000 at the minimum and $9,740,000 at the maximum after deduction of the estimated offering expenses ($75,000 and $100,000, respectively) and common stock already purchased by the organizers ($275,000). Such net proceeds have not been reduced by the amount of the Company's organization and other operating expenses which were $85,383 as of November 30, 1997.

     The Company intends to use the net proceeds of the Offering to charter and open a de novo bank in the Medina County market area. The proceeds will be used to provide capital in connection with the operation of the Bank and in the business of lending and other appropriate investments.

     The Company will incur substantial expenses incident to the commencement of business. These organizational and offering expenses will include costs of this Offering, salaries for Mr. McKeon and the officers and support staff of the Company and/or the Bank, rent and utilities for office space, travel expenses, promotional expenses, supplies, printing, consulting, legal and accounting fees. Some or all of the organization and offering expenses will be incurred whether or not the Company is successful in the opening of a de novo bank.

     Until the satisfaction of the conditions for "breaking the escrow" and releasing funds to the Company (which includes the sale of a minimum of $5 million in Shares of the Company), all such expenses will be borne by the Organizers through their purchase of Shares of the Company. Such expenses are projected to be $361,000 through July 1, 1998. Any investment income earned on subscription proceeds, assuming the breaking of escrow, may be used to offset such offering and organizational expenses.

     In the event that the Company is not capable of completing the formation of a de novo bank after the "breaking of escrow," all or a portion of the funds invested by Investors could be lost (see "RISK FACTORS"). In the event that the Company is unsuccessful in organizing the Bank, the Company would intend to return the remaining capital of the Company, less any outstanding liabilities, to its shareholders on a pro rata basis. The Organizers would receive their pro rata share of any such distribution even though a portion of their Shares will be purchased outside of the terms of the Escrow Agreement.

     While not currently anticipated, the Company may decide to borrow funds prior to the sale of the minimum Shares in this Offering. Such funds would be borrowed in anticipation of opening the Bank and would be used for expenses such as acquisition of space for Bank offices, leasehold improvements, data processing and other equipment, salaries and other personnel expenses, and other filing fees and costs attendant to the formation and operation of the Bank. In the event sums are borrowed prior to the sale of the minimum number of Shares offered hereunder, part of the net proceeds of this Offering would be used in repayment of such borrowings. No funds of any subscriber would be used to repay such borrowings prior to the sale of the minimum Shares offered hereunder and the release of funds from escrow by the Escrow Agent. It is likely any such borrowings would be guaranteed by the Organizers and thus the repayment of any such sums would be a direct benefit to the guarantor Organizers of any such obligation.

     In the opinion of the Company, the minimum proceeds of $5,000,000 from the Offering will satisfy the capital requirements of the Company and the Bank for their respective first years of operation after considering offering and preopening expenses. However, the Company would prefer to capitalize the Bank with not less than $7 million. It is not anticipated that the Company will find it necessary to raise additional funds to meet expenditures required to operate the business of the Company and the Bank over the next five years. However, the Company intends to continue the Offering until the sale of the maximum shares hereunder (500,000) or until terminated by the Company, not later than September 30, 1998, in order to provide a strong capital base and for possible future acquisition and/or working capital of the Company.

     The following table illustrates the intended use by the Company and the Bank of the proceeds of this Offering and existing capital. Although the amounts set forth below provide an indication of the proposed use of funds based upon the plans and estimates of the organizers of the Company and the Bank, actual expenditures may vary from the estimates.



                                                           Minimum       Maximum
Proceeds from this Offering(1)                         $ 5,000,000   $10,000,000

Offering Expenses                                           75,000       100,000
                                                       -------------------------

Net Proceeds from this Offering/Total Capitalization   $ 4,925,000   $ 9,900,000



Anticipated Use of Proceeds by the Company
Organizational and Preopening Expenses, Net(2)         $   506,000   $   436,000
Capitalization of Bank(3)                                4,405,000     9,449,000
Working Capital of Company                                  15,000        15,000
                                                       -------------------------

Total                                                  $ 4,925,000   $ 9,900,000
                                                       =========================

Anticipated Use of Capital by the Bank
Organizational and Preopening Expenses, Net(4)         $   506,000   $   436,000
Leasehold Improvements (5)                                 150,000       150,000
Furniture, Fixtures & Equipment                            180,000       180,000
Cash and Investments                                     4,074,000     9,119,000


Total                                                  $ 4,910,000   $ 9,885,000
                                                       =========================

(1) Assuming that 250,000 Shares or 500,000 Shares, respectively, are sold at $20.00 per share (see "OFFERING"). The Organizers collectively have purchased or have expressed an intent to purchase 51,500 Shares at $20.00 per share resulting in $1,030,000 in value of the Shares being sold as a part of the total Offering.

(2) Assuming $576,000 in preopening expenses and organizational costs incurred by the Company, net of estimated preopening investment income of $70,000 and $140,000, assuming the sale of 250,000 and 500,000 Shares, respectively, prior to opening. At the minimum Offering, the estimated preopening investment income is based on the assumption that an average balance of $2,463,000 will be invested for six months at a 5.65 percent interest rate. The additional investment income, assuming the maximum offering, is based on an additional average balance of $4.95 million invested for six months at a 5.65 percent interest rate.

(3) Capital provided to Bank in the form of stock purchase or contribution of assets.

(4) Estimated preopening expenses and organizational costs attributed to the Bank.

(5) Leasehold improvements for the Bank's main office are projected at $150,000. Furniture, fixtures and equipment for the Bank's main office are projected at $180,000. For a general description of leasehold improvements and equipment (see "INFORMATION ABOUT WESTERN RESERVE BANCORP, INC.-The Bank-Properties").


                            PRO FORMA CAPITALIZATION

     The following table sets forth the pro forma consolidated capitalization as of completion of the Offering of the Company (parent only), assuming that 250,000 Shares and 500,000 Shares of the Common Stock, respectively, are sold and the proceeds therefrom are invested as described under "USE OF PROCEEDS."


                                                                                      Pro Forma as of
                                                     Actual as of              Completion of the Offering(1, 2)
Stockholders' Equity                               November 30, 1997      Minimum                      Maximum
                                                   -----------------    -----------                 -----------
Common  Stock,  no par  value,  750,000  Shares
authorized (250,000 and 500,000,  respectively,
pro forma at stated value of $1.00 per share)1       $     8,000        $   250,000                 $   500,000

Additional Paid-in Capital(2)                            152,000          4,675,000                   9,400,000

Deficit Accumulated During the                           (40,105)          (506,000)                   (436,000)
                                                     -----------        -----------                 -----------
Preopening Development Stage(3)

Total Stockholders' Equity                           $   119,895        $ 4,419,000                 $ 9,464,000
                                                     ===========        ===========                 ===========

(1) Represents the Company's sale of 250,000 Shares at the minimum, and 500,000 Shares, at the maximum, respectively, at $20.00 per Share.

(2) The expenses of the Offering, estimated at $75,000 (minimum offering) or $100,000 (maximum offering), will be charged against this account. Such amounts were used in the calculation of the amounts shown.

(3) Pro forma capitalization reflects the Company as of the date of opening, thereby incorporating all preopening expenses. Estimated preopening expenses are assumed to be $576,000, of which $110,000 is assumed to be capitalized as organizational costs. Preopening expenses are offset by investment income of $70,000 and $140,000, assuming the sale of 250,000 shares and 500,000 shares, respectively.


                                  THE OFFERING

TERMS OF THE OFFERING

         The Company is offering a minimum of 250,000 Shares and a maximum of 500,000 Shares of its Common Stock for a price of $20.00 per share, for an aggregate minimum price of $5,000,000 and an aggregate maximum price of $10,000,000. The minimum purchase for any investor (together with the investor's affiliates) is 250 shares ($5,000) unless the Company, in its sole discretion, accepts a subscription for a lesser number of Shares. It is the policy of the Company that no one shareholder (together with affiliates) purchase in excess of five percent (5%) of the outstanding Shares of the Company, consistent with the philosophy of the Company that the Shares be widely held throughout the intended primary service area. Accordingly, the Company may, in its discretion, decline to permit any one subscriber to purchase Shares in the Offering, if, as a result of such a purchase, such subscriber (together with affiliates) would own, directly or indirectly, in the aggregate in excess of five percent (5%) of the outstanding Shares of the Company (12,500 Shares if the minimum is sold and 25,000 Shares if the maximum is sold).

         The Organizers of the Company already have purchased or have expressed an intent to purchase an aggregate of 51,500 Shares at $20.00 in connection with the organization of the Company. While not anticipated, the Organizers may purchase more than 51,500 in the aggregate as there is no maximum limit as to the number of Shares that may be purchased except the 5% limit noted below. Fifty One Thousand Five Hundred (51,500) Shares represents 20.6% of the Offering assuming the minimum Offering and 10.3% assuming the maximum Offering.

No Organizer will be permitted by the Company to purchase more than 5% of the total outstanding (as of the conclusion of the Offering) Shares of the Company. All Shares purchased by the Organizers have been purchased for investment purposes and not with the intent of redistribution.

     The offering period for the Shares will terminate at the earlier of the date all Shares offered hereby are sold or 5:00 p.m. Eastern Standard Time, July 1, 1998. This date may be extended at the discretion of the Company until not later than September 30, 1998. Written notice of any such extension will be given to all persons who are already subscribers at the time of the extension, but will not alter the binding nature of subscriptions already executed and delivered or mailed to the Company. The date on which this Offering terminates, plus any extension thereof, is referred to in this Prospectus as the "Expiration Date."

     The Company reserves the right to terminate the Offering at any time after 250,000 shares have been subscribed if the Company determines that the total amount of subscriptions will provide adequate capitalization for the Company after payment of expenses.

     As indicated below under "How to Subscribe," upon execution and delivery of a subscription agreement for Shares, Investors will be required to deliver to the Company a check in the amount of $20.00 times the number of Shares subscribed. Subscription proceeds will be deposited promptly in an escrow account with Mid American National Bank & Trust Company, Toledo, Ohio, Escrow Agent for Western Reserve Bancorp, Inc. (the "Escrow Agent") pending completion of this Offering. In the event that the Offering is successful, the Escrow Agent will release to the Company the proceeds from the Offering and all interest earned thereon. In the event that the Offering is not successful, interest will be paid to investors on funds held by the Escrow Agent. The Company and the Escrow Agent intend that the proceeds from subscriptions will be held in the Escrow Agent's U.S. Government Money Market Fund and that interest will be paid on such proceeds at the rate from time to time in effect in such account (currently 5.65%) from the date of deposit with the Escrow Agent until the Expiration Date. Subscription proceeds held in the escrow account may be held in bank accounts including savings accounts and bank money market accounts pending disbursement of the subscription proceeds. The Company may authorize the Escrow Agent to invest them in short-term United States government treasuries or certificates of deposit that are fully secured by securities that represent obligations of the United States government. In no instance will the subscription proceeds be invested in securities that would mature after the final Expiration Date of the Offering. All subscriptions are irrevocable for the period of time that the Company has to accept or reject subscriptions under the terms of this Offering.

     The Escrow Agent has not investigated the desirability or advisability of an investment in the Company by prospective investors and has not approved, endorsed or passed upon the merits of the Common Stock.

     The Company reserves the right, in its sole discretion, to accept or reject any subscription in whole or in part on or before the Expiration Date. The Company will notify all Investors promptly whether their subscriptions have been accepted. With respect to any subscriptions which are not accepted by the Company, the notification will be accompanied by the unaccepted portion of the subscription funds, without interest.

     This Offering will be terminated, no Shares will be issued and no subscription proceeds will be released from escrow to the Company unless on or before the Expiration Date the Company has accepted subscriptions and has received subscription proceeds for an aggregate of at least 250,000 Shares offered hereby. The Shares purchased or to be purchased by the Organizers, anticipated to be 51,500 Shares, will be included in determining whether the minimum number of Shares (250,000) have been sold in the Offering.

     If the above conditions are met, the Company may instruct the Escrow Agent to release to the Company the amount of subscription proceeds relating to subscriptions or portions thereof accepted by the Company. Upon disbursement of the subscription proceeds, interest earned on the subscription will be disbursed to the Company. If the minimum number of Shares offered hereunder is not subscribed, the Escrow Agent will return the subscription payments together with any interest earned thereon to the respective Investor, provided, however, that the Organizers shall not be entitled to receive such interest in connection with their purchases of Shares the proceeds of which already have been expended by the Company in paying operating or offering expenses. Any subscription proceeds received after the above conditions are met, but before termination of this Offering will not be deposited in the escrow account, but will be available for immediate use by the Company, to the extent accepted by the Company.

     The execution of the Subscription Agreement is a binding obligation on the part of a potential Investor. In the event that the Investor fails to deposit the requisite amount of funds set forth in the Subscription Agreement, the Company shall have the ability and the option of taking such enforcement actions as it deems appropriate.

     In the event that 250,000 Shares, including the 51,500 Shares which the Organizers intend to purchase, have not been subscribed for and other conditions satisfied by the Expiration Date, then the subscription agreements will be of no further force or effect, and the full amount of all subscription funds, together with interest to be paid as herein described, will be promptly returned to the Investors.

METHOD OF OFFERING

     The Shares offered hereby are to be offered and sold through the efforts of the directors and officers of the Company on a "best-efforts" basis. Their activities in connection with the Offering will be in addition to their other duties, and they will not receive any commission or other additional remuneration for such activities. In the event that the Company is unsuccessful in selling the shares offered hereunder through its officers and directors, the Company may engage the services of a licensed broker-dealer to assist in the sale of the shares. Such broker-dealer, if retained, would be paid fees and reimbursed for expenses typical for such selling effort.

HOW TO SUBSCRIBE

     Each prospective investor who desires to purchase 250 Shares (the minimum) or more should:

1. Complete, date and execute the Subscription Agreement and substitute Form W-9, execution copies of which have been delivered with this Prospectus.

2. Make a check payable to "Mid American National Bank & Trust Company, Escrow Agent" in the amount of $20.00 times the number of shares for which he/she has subscribed.

3. Return the completed Subscription Agreement and check directly to a representative of the Company or by mail to:

                          Western Reserve Bancorp, Inc.
                           23 Public Square, Suite 220
                               Medina, Ohio 44256

4. Any questions concerning the Offering should be referred to the Company at the above address or by phone at (330) 764-3131.

SHARES HELD BY AFFILIATES AND RESTRICTED SECURITIES

     Upon completion of this Offering, the Company will have a minimum of 250,000 Shares and a maximum of 500,000 Shares outstanding. All of these Shares will be freely tradable without restriction or registration under the Securities Act of 1933, as amended (the "1933 Act"), except for Shares purchased in this Offering by "affiliates" of the Company (as that term is defined in Rule 144 adopted under the 1933 Act). Such definition includes officers, directors and greater than 10% shareholders and in this case includes the Organizers of the Company. Shares purchased by affiliates will be subject to certain restrictions on public resale. All Shares purchased by the Organizers are, and any additional Shares they purchase will be, purchased for investment purposes and not with a present intention of redistribution.

     In addition, all of the Shares previously issued to the Organizers are "restricted securities" under the 1933 Act (i.e., securities which have not been registered under the 1933 Act). These "restricted securities" and securities held by affiliates may be eligible for public sale in the open market in accordance with the provisions of Rule 144 promulgated under the 1933 Act. Rule 144 generally provides that a person (including an affiliate of the Company) who has beneficially owned restricted shares for at least one year would be entitled to sell within any three-month period a number of restricted shares that does not exceed the greater of (a) one percent of the then outstanding shares of the Common Stock or (b) the average weekly trading volume of the Common Stock during the four calendar weeks preceding such sale. Nonaffiliates who have held restricted shares for at least two years would be entitled to sell such Shares under Rule 144 without regard to the volume limitation. While affiliates may generally sell nonrestricted shares under Rule 144 without regard to the length of their holding period, all Shares purchased by the Organizers have been purchased for investment purposes and not with a present intention of redistribution.

TRANSFER OF SHARES

     Before this Offering, there was no market for the Shares, and there can be no assurance that a public market for the Shares will exist after this Offering, or that Rule 144 will be available for resale by affiliates and other holders of restricted securities. As a result, Investors who may wish or who need to dispose of all or a part of their investment in the Shares may not be able to do so except for private direct negotiations with third parties, assuming that third parties are willing to purchase the Shares.

TRANSFER AGENT AND REGISTRAR

     The Company will serve as the initial transfer agent and registrar for the Shares.


           INFORMATION ABOUT WESTERN RESERVE BANCORP, INC. AND WESTERN
                                  RESERVE BANK

THE COMPANY

     The Company was incorporated as an Ohio business corporation on February 25, 1997, to become a bank holding company by acquiring all of the common stock of the Bank upon its formation. The Bank initially will be the sole operating subsidiary of the Company. Upon its acquisition of the common stock of the Bank, the Company will become a bank holding company within the meaning of the Bank Holding Company Act of 1956, as amended (see "SUPERVISION AND REGULATION").

     The Company has been organized to facilitate the Bank's ability to serve its future customers' requirements for financial services. The holding company structure will provide flexibility for expansion of the Company's banking business through the providing of additional banking-related services which the traditional commercial bank may not provide under present laws, as well as the possible acquisition of other financial institutions. For example, banking regulations require that the Bank maintain a minimum ratio of capital to assets. In the event that the Bank's growth is such that this minimum ratio is not maintained, the Company may borrow funds, subject to capital adequacy guidelines of the Federal Reserve, and contribute them to the capital of the Bank or otherwise raise capital in a manner which is unavailable to the Bank under existing banking regulations.

     In the opinion of the Company, the minimum proceeds of $5,000,000 from the Offering will satisfy the capital requirements of the Company and the Bank for their respective first years of operation. However, the Company intends to continue the Offering until the sale of the maximum number of Shares hereunder (500,000 Shares/$10,000,000) or until terminated by the Company not later than September 30, 1998, in order to provide a strong capital base and for working capital and/or possible future acquisition by the Company. It is not anticipated that the Company will find it necessary to raise additional funds to meet expenditures required to operate the business of the Company or the Bank over the next five years.

     During its first years of operation, it is not anticipated that the Company will have any paid employees or significant overhead expenses. All persons working on behalf of the Company will be employed by the Bank. The net proceeds of this Offering are anticipated to be sufficient to capitalize the Bank, pay organizational and offering expenses and provide working capital to the Company (see "USE OF PROCEEDS").

     The Company has no present plans to acquire or commence business through any operating subsidiaries other than the Bank. It is expected, however, that the Company may make additional acquisitions in the future in the event that the Bank becomes profitable and such acquisitions are deemed to be in the best interests of the Company and its shareholders. Such acquisitions, if any, will be subject to certain regulatory approvals and requirements (see "SUPERVISION AND REGULATION").

WESTERN RESERVE BANK

GENERAL

     The Bank desires to open its office in the Medina area to serve Medina and other communities in Medina County which the Company believes are not adequately served by existing financial service providers.

     It is currently anticipated that the Bank will be organized as a state banking organization under the laws of the State of Ohio. However, the Company may decide to cause the Bank to be chartered as a national bank with the Office of the Comptroller of the Currency if it determines that such action is advisable. On January 24, 1998, the Organizers filed applications with the Ohio Division of Financial Institutions and the Federal Deposit Insurance Corporation to charter the Bank and to receive necessary deposit insurance. The Organizers intend to file an application with the Federal Reserve Bank of Cleveland concerning the acquisition of the Bank by the Company and for membership in the Federal Reserve System. The Organizers have received no information from the Ohio Division of Financial Institutions, the FDIC or the Federal Reserve which makes them question the advisability of attempting to organize the Bank. The Organizers believe that necessary regulatory approvals will be received.

     The sale of Shares under this Offering will be focused in the Bank's service area which it is believed will provide the Bank with an immediate customer base. The President has, and it is anticipated additional officers of the Bank will have, substantial banking experience, which will be an asset in providing both products and services designed to meet the needs of the Bank's customer base. The Organizers are each active members of the community in the Medina County area, and their continued active community involvement will provide an opportunity to promote the Bank and its products and services. The Organizers intend to utilize superior selling efforts and personalized service as well as competitive rates to obtain a strong customer base.

MARKET AREA

     While the Company's market area will include a portion of the Cleveland and Akron metropolitan areas, most of the markets to be serviced by the Bank will be comprised of smaller towns and communities in Medina County which the Company has targeted for its PSA. The Organizers believe that the larger regional banks are not adequately servicing the smaller communities and are withdrawing to larger metropolitan areas. This causes a reduction of primary banking services to the smaller communities such as Medina and creates an inconvenience for these local customers. Such customers are required either to travel significant distances to obtain banking services and/or required to wait for decision-making authority from representatives of a noncommunity-based institution. The Bank's market area is economically diverse with a base of manufacturing, retail, service industry, transportation and agricultural businesses. The area is not dependent upon any single industry or employer. The region benefits from a well-developed transportation system, including interstate highways, airports and the Great Lakes.

     The Organizers of the Company and Bank believe that the Bank's service area has experienced a change in employment composition during the past number of years. Larger employers have begun to be replaced in importance to the area by an increased number of smaller companies. In addition, the competition among financial institutions has changed significantly in recent years as a result of the acquisition of the independent financial institutions by regional and national bank holding companies headquartered outside the local area. The Company believes that these changes have created increased opportunities among small- and medium-sized companies and retail customers who value long-term, community-based banking relationships. The Company expects a strong market for growth in both the areas of loans and deposits.

     The population base within the PSA has grown significantly in the past decade. The population of Medina County, as a whole, increased from approximately 122,000 in 1990 to 141,000 in 1997, a 15.2% increase. This compares to a 3.3% increase in the State of Ohio as a whole. The population in Medina County is expected to increase by 9.2% between 1997 and 2002 ( source, U.S. Census Data and Claritas, Inc.).

COMPETITION

     Within the PSA, the Bank will compete for both deposit and loan customers with other financial institutions with greater resources than will be available to either the Bank or the Company. Currently there are 49 established offices of 19 different commercial banks, savings and loan associations and credit unions located in the PSA. Total deposits reported by commercial banks and savings and loan associations in the PSA approximated $1.3 billion as of June 30, 1996, the most recent date for which data is available (Source, S&L Securities). Since 1990, deposits in the PSA have grown 22.6%. The PSA has only one locally owned bank and two credit unions but a significant number of regional bank and thrift holding companies.

         In addition to the financial institutions discussed above, the Bank will compete with other institutions for deposits, loans and financial services. Insurance companies, consumer finance companies, mortgage companies, commercial finance and leasing companies, money market mutual funds, brokerage houses and similar organizations may compete for a segment of the Bank's business.

         The Bank will be dedicated to addressing the varied concerns and interests of the area's consumers and improving the quality of commercial business in the PSA. The Organizers will be committed to the customers through prompt, varied and personalized services at competitive rates, and a comprehensive understanding of the area's banking needs through participation in civic, business and community services.

DEPOSITS

     Deposits will be the Bank's primary source of funds. All deposit accounts will be insured by the FDIC up to the maximum amount permitted by law. As the Bank intends to be a member of the Federal Reserve, it will be in a position to obtain additional funds if ever needed through the overnight purchase of federal funds from other financial institutions or borrowings through the Federal Reserve discount window to meet any declines in deposits, to satisfy cash reserve requirements or for other short-term liquidity needs. The Bank also may become a member of the Federal Home Loan Bank for similar purposes. It is not anticipated that such funding will be frequently necessary. At times, when the Bank has more funds than it needs for its reserve requirements or short-term liquidity needs, it would likely increase the securities investments, sell federal funds to other financial institutions, or place funds in short-term certificates of deposits with other financial institutions.

     The distribution of the Bank's deposits in terms of maturity and applicable interest rates is a primary determinant of the Bank's cost of funds and the relative stability of its supply of funds. The Bank does not anticipate any significant foreign deposits nor does it anticipate having any material concentrations of deposits. The Bank's relative growth in deposits and loans will be affected by economic changes, which in turn impact liquidity. The Bank will carefully monitor liquidity and will take steps to provide for periods of reduced liquidity by maintaining credit lines from various correspondent banks and its relationship with the Federal Reserve and the Federal Home Loan Bank.

     The Bank plans to offer a wide range of commercial and consumer deposit accounts including both interest-bearing and noninterest-bearing checking accounts (commercial and consumer), negotiable orders of withdrawal (NOW) accounts, money market investment accounts, individual retirement accounts, time certificates of deposit and regular savings accounts. While the Bank does not have a predetermined deposit mix, it is expected that the Bank will maintain a deposit mix comparable to those in the PSA.

LENDING

     The Bank intends to engage in a full line of lending activities, including commercial loans, agricultural loans, consumer loans to individuals for household, family and other personal expenditures, real estate loans, including first mortgage loans and home equity loans and construction loans. The Bank's loans generally will be made to businesses or persons with whom the Bank or the Organizers have a preexisting relationship or anticipate developing a relationship including a deposit relationship. The Bank's policy regarding diversity in the loan portfolio will be based on local economic conditions and indicators in order to optimize income. To prudently manage its liquidity, the Bank's loan policy will call for a total loan to deposit ratio of not more than 90 percent. With certain limited exceptions, the Bank will be permitted under applicable law to make loans to individual borrowers in aggregate amounts of up to 15 percent of the sum of the Bank's total capital and allowance for loan losses. The Bank will cooperate with other correspondent banks to sell all or a portion of some loans where necessary to stay within its legal lending limits.

     The Bank's commercial and agricultural loans will be made to customers for the purpose of providing working capital, financing the purchase of equipment or inventory and for other business purposes with security taken whenever practicable. It is anticipated that such loans will include loans with maturities ranging from 90 days to one year and term loans, which are loans with maturities normally ranging from one to seven years. Secured short-term business loans are generally used to finance current transactions and typically provide for periodic interest payments, with principal being payable monthly, quarterly, or at maturity. Secured term loans normally provide for floating interest rates, with monthly payments of both principal and interest.

     Consumer loans will be made to customers for the purpose of financing the purchase of various types of consumer goods, home improvements and other personal items. Consumer installment loans generally provide for monthly payments of principal and interest. Most of the Bank's consumer installment loans are anticipated to be secured by the personal property being purchased.

     The Bank's real estate loans will consist primarily of loans secured by first mortgage liens on single-family residential and one to four family properties, and loans secured by commercial or agricultural real property. Real estate construction loans will be made by the Bank on a limited basis for construction of single-family residential and commercial property. The Bank will require construction loan borrowers to obtain commitments for permanent financing as a condition to the construction loan, unless the Bank intends to retain the loan as the permanent lender.

     Real estate loans will be made according to the Bank's loan policy, using 80 percent of appraised value of the collateral as a general guideline. Other ratios may exist if accompanied by proper underwriting. Liens on real estate (including junior liens) will also be taken by the Bank to provide additional security on loans not classified as real estate loans (including home improvement loans, swing loans to assist buyers of single-family residences to make down payments on the impending sale of their existing residences, and homeowners' equity loans).

     There will be a risk of loss associated with loans made by the Bank. The Bank intends to follow proven underwriting practices including assigning responsibility for loans to an appropriate loan officer, adhering to the Bank's lending and credit policies, paying attention to geographic limitations, properly documenting transactions, performing necessary credit analysis and conforming to all applicable laws and regulations. The Bank will pay particular attention to cash flow analysis and loan-to-value ratios when determining the creditworthiness of the customer. The Bank will also encourage its customers to purchase private mortgage insurance, credit life insurance and other insurances that may be available to limit the Bank's exposure to loss. The Bank's loan procedure should cause all appropriate lien positions to be properly recorded. The Bank will develop an overall loan policy with specific goals and objectives, policies and procedures, and practices used to reduce the risk of loss to the Bank.

     The Bank will establish a loan loss reserve which will be intended to cover losses which result from the loan portfolio. Management will review the loan portfolio on a monthly basis in an attempt to assure that adequate reserves exist for possible loan losses. Provisions to the loan loss reserve will be expensed on the Bank's income statement resulting in reduced earnings to the Bank. While the Bank will attempt to reduce the risk of loss through prudent lending practices and loan review, no assurance can be made that there will be no loan losses, or that such losses will not be severe in the future.

OTHER SERVICES

     The Bank currently plans to offer other services, including credit cards, money orders, traveler's checks, automated teller machines with access to one or more regional or national automated teller networks, and safe deposit services. The Bank intends to establish relationships with correspondent banks and other financial institutions to provide other services for its clients, including requesting correspondent banks to participate in loans where the loan amount exceeds the Bank's policies or legal lending limit.

     Many of the data processing services, including on-line teller service, may be purchased on a contract basis, reducing the number of persons otherwise required to handle the operational functions of the Bank. The Bank is in the process of discussing arrangements with potential data processing companies.

INVESTMENTS

     In order to maintain a reserve of readily salable assets to meet the Bank's liquidity and loan requirements, from time to time the Bank will purchase investment securities including United States treasury securities and obligations of federal agencies. Purchases of such securities, as well as sales of federal funds (short-term to other banks) and placement of funds and certificates of deposits with other financial institutions, are made as investments pending utilization of funds for loans and other purposes. The Bank's policy will be to stagger the maturities of its securities to meet overall liquidity requirements of the Bank. United States government securities may be pledged to meet security requirements imposed as a condition to receive deposits of public funds.

     Subsequent to the initial stages of operation, it is anticipated that the Bank will purchase additional securities, subject to appropriate law and regulation, to further the return to shareholders of the Company. Management of the Bank and Company will carefully monitor any investments in any long-term instruments in an attempt to assure the continued liquidity of the Bank.

ASSET/LIABILITY MANAGEMENT

     It is the objective of the Bank to manage its assets and liabilities to provide a satisfactory, consistent level of profitability within the framework of established cash, loan, investment, borrowing and capital policies. Certain officers of the Bank will be charged with the responsibility for developing and monitoring policies and procedures that are designed to ensure acceptable composition of the asset/liability mix. It is the overall philosophy of management to support asset growth primarily through growth of core deposits, which include deposits of all categories made by individuals, partnerships and corporations. Management of the Bank will seek to invest the largest portion of the Bank's assets in consumer, installment, real estate, commercial and agricultural loans.

     The Bank's asset/liability mix is expected to be monitored on a timely basis with a report reflecting the interest-sensitive assets and interest-sensitive liabilities being prepared and presented to the Bank's Board of Directors on a monthly basis. The objective of the policy will be to control interest-sensitive assets and liabilities so as to minimize the impact of substantial movements in interest rates on the Bank's earnings. To assist in that regard, federal funds' lines of credit will be established at various financial institutions, in addition to a line of credit with the Federal Reserve Bank of Cleveland and potentially the Federal Home Loan Bank, to provide the Bank with additional sources of short-term liquidity in case such borrowing becomes necessary.

EMPLOYEES

     Upon commencement of operations, the Bank is expected to have approximately 12 full-time equivalent employees. It is not anticipated that the Company will have any employees who are not also employees of the Bank for the first few years of operations of the Bank.

PROPERTIES

     The Organizers have determined that the Bank will begin operations with one main office which will serve its market area. The Company intends to enter into an agreement to lease 5,000 square feet in a 28,000 square foot brick office building to be constructed at the intersection of Foote Road and State Route 18, just outside the Medina City limits. The property is owned by Michael Rose, one of the Organizers and a real estate developer in Medina. The initial term of the lease will be for 10 years with one 10-year renewal option. The lease will contain a provision excusing the Company and the Bank from performing under the lease in the event that the Bank is not chartered or does not commence operations. The initial cost under the lease is anticipated to be $15.75 per square foot per year ($78,500 per year in total) payable in monthly installments of $6,562.50. The Organizers believe that the terms and conditions of the lease described above are fair and reasonable to the Company and are comparable to the terms that could be obtained from a person not affiliated with the Company. In the future, management of the Bank will explore various opportunities in different markets within its primary service area to determine the appropriate timing and location, if any, for future branch facilities.

LEGAL PROCEEDINGS

     The Company and the Bank from time to time may become involved in such legal proceedings as are incurred in and incidental to the ordinary course of business. Currently, there is no such litigation outstanding against the Company.


                                   MANAGEMENT

PROPOSED OFFICERS AND DIRECTORS

     The Chairman of the Company and the Bank will be Paul Merritt ("P.M.") Jones. The President of the Company and the Bank will be Edward J. McKeon.

     At the present time, Messrs. Jones and McKeon and the other directors of the Company, own all of the 13,750 issued and outstanding shares of Common Stock, having paid $20.00 per share for such Shares in order to supply the initial capitalization of the Company. The Organizers, as a group, intend to purchase 51,500 Shares, in the aggregate, for a total purchase price of $1,030,000 ($20.00 per Share).

     The following table sets forth for the Organizers and proposed members of the Board of Directors of the Company and the Bank, (a) their names, addresses and ages (at December 31, 1997); (b) the positions they are expected to hold in the Company and the Bank, including the class of directors to which they have been elected; (c) the number of Shares owned by them, including those that they intend to subscribe to in the Offering; and (d) the percentage of outstanding Shares such number will represent if the minimum number of Shares is sold in this Offering and if the maximum number of Shares is sold in this Offering. As of this date, each of the Organizers has purchased 1,250 Shares at a price of $20.00 per Share (a total investment of $25,000). Mr. McKeon will be granted options pursuant to the terms of his employment contract and the Company's Nonqualified Stock Option Plan which will be adopted (see "Stock Option Plan"). The table does not take into account options to be granted to Mr. McKeon or other future officers. All of the persons listed below as directors have served as directors of the Company since the date of the Company's incorporation (February 25, 1997), except for Mr. McKeon who was elected to the Board on October 16, 1997.


                                                   Position             Number            % of            % of
          Name and Address (Age)                  To Be Held           of Shares        Minimum          Maximum
                                            (Class of Directors(1))
P.M. Jones  (68)                            Chairman of the              4,000            1.6%            0.8%
440 W. Liberty                              Board of
Medina, OH  44256                           Directors

                                             (Class I)

Edward J. McKeon  (52)                      President and                2,500            1.0%            0.5%
8257 Creekside Trace                        CEO and
Broadview Heights, Ohio  44147              Director

                                            (Class II)

Bijay K. Jayaswal  (58)                     Director                     2,500            1.0%            0.5%
845 Andrews Road
Medina, OH  44256                           (Class I)


George R. Klein  (55)                       Director                     7,500            3.0%            1.5%
2039 N. Medina Line Road
Akron, OH  44333                            (Class I)

Ray E. Laribee  (55)                        Director                     2,500            1.0%            0.5%
325 N. Broadway
Medina, OH  44258                           (Class I)

C. Richard Lynham  (55)                     Director                     2,500            1.0%            0.5%
970 Hickory Grove
Medina, OH  44256-1616                      (Class II)

R. Hal Nichols  (55)                        Director                     5,000            2.0%            1.0%
7564 Peach Tree Lane
Sylvania, OH  43560                         (Class II)

Rory H. O'Neil  (54)                        Director                     5,000            2.0%            1.0%
7171 Greenwich Road
Seville, OH  44273                          (Class II)

                                                   Position             Number            % of            % of
          Name and Address (Age)                  To Be Held           of Shares        Minimum          Maximum
                                            (Class of Directors(1))

Michael R. Rose  (49)                       Director                     5,000            2.0%            1.0%
23 Public Square, Suite 200
Medina, OH  44256                           (Class III)

Glenn M. Smith  (56)                        Director                     5,000            2.0%            1.0%
2688 Abbeyville Road
Valley City, OH  44280                      (Class III)

Thomas A. Tubbs  (56)                       Director                    10,000            4.0%            2.0%
P.O. Box 210
Bath, OH  44210                             (Class III)

Directors and Executive Officers                                        51,500           20.6%            10.3%
As a Group (11 Persons)


------------------------------------------------------------------------------
(1) The terms of the Directors expire at the annual meeting of shareholders in the following years: (i) Class I-1998; (ii) Class II-1999; and Class III-2000. Subsequent to the initial appointment, all directors will be elected for three-year terms.


     Each of the Organizers, except Mr. McKeon, executed an agreement which provides that none of such persons will sell, transfer, pledge or hypothecate any of the Shares in the Company owned by them prior to (i) the successful completion of a public offering raising at least $5,000,000 in gross proceeds; or (ii) the unanimous written consent of all persons that signed the agreement.

     Under federal law and regulations and subject to certain exceptions, the addition or replacement of any director, or the employment, dismissal or reassignment of a senior executive officer of the Bank occurring within two years of the chartering of the Bank, its acquisition by the Company, or a change in control of the Bank or the Company (or at any time that the Bank is not in compliance with applicable minimum capital requirements or is otherwise in a troubled condition) is subject to prior notice to and disapproval of the FDIC.

     It is anticipated that the entire Board of Directors of the Bank will be elected annually by its shareholder, the Company. Officers of the Company and the Bank will be appointed by their respective Boards of Directors and perform such duties as are prescribed in the Code of Regulations or by the Board of Directors.

A brief description of the background and experience of the organizers and proposed directors is set forth below:

BIJAY K. JAYASWAL, M.D. has been practicing Internal Medicine and Cardiology in Medina since 1979. He has been very active in the community serving as past Chief of Medicine at Medina

General Hospital and past President of the Medina County Medical Association. He has been a member of the Chamber of Commerce of Medina since 1979; member of the Board of Trustees of the YMCA, 1982-1983; member of the United Way Allocation Committee, 1984-1991; president-elect of the Medina Rotary Club; member of the Board of Trustees of Hospice of Medina County, 1990-1995; and a member of The Medina Hospital Foundation, 1995-1997.

     He is a graduate of Prince of Wales Medical College, India and is a fellow of the Indian Medical Academy of Medical Specialists, as well as a member of the Royal College of Physicians of London. He is a member of the American College of Physicians, The American College of Cardiology, Ohio State Medical Association and Medina County Medical Association.

P. M. JONES, a native of Medina, is President and owner of Transport Corporation, Inc.; TCI Leasing and Leasing Times, Inc.

Mr. Jones has been active in many Medina area activities and is a founding member of the Community Design Committee. He is currently a member of the boards of Hospice of Medina County and the Ohio Vehicle Leasing Association as well as a Trustee of the Letha House Foundation.

Mr. Jones is an Army veteran of the Korean War and is a graduate of Western Reserve Academy and Colgate University.

GEORGE R. KLEIN has owned and operated a number of private enterprises since 1977. He is a graduate of Colorado College (B.A.) in 1964, Denver University (M.B.A.) in 1965 and Harvard University's SCMP program in 1983.

His primary business experience has been in the wholesale distribution area, where he was President of Central News Company in Akron, Ohio from 1965 to 1977. He formed and was President of East Texas Distributing Co. in Houston, Texas in 1977 and 1978, and was President of the Geo. R. Klein News Company in Cleveland, Ohio from 1978 through 1989, and currently serves as Vice Chairman of that company.

He has served as President of the Independent Distributors of Great Lakes, Mid America Periodical Distributors Association, Young Presidents Organization - the Cleveland Chapter, Council for Periodical Distributors of America, the Cuyahoga Valley Association, and is currently a member of the Board of Directors of the Cleveland Museum of Natural History.

RAY E. LARIBEE has been a Medina attorney since 1968. He is a partner in the firm of Laribee and Hertrick, which provides a broad range of legal services throughout the region. Born and raised in Medina, Mr. Laribee is a graduate of Ohio Wesleyan University and received his law degree from Western Reserve University Law School in 1967.

Mr. Laribee served as a board member of the Medina Metropolitan Housing Authority. In addition, he was a member of the Medina City School Board and served as President of the Medina County Bar Association.

C. RICHARD LYNHAM has since 1992 been President and owner of Harbor Castings, Inc., an investment casting foundry in North Canton. From 1974 to 1982, he was employed by Foseco, Inc., Cleveland, serving as President and CEO of two of its subsidiaries, Exomet, Inc. and Fosbel, Inc. In 1982, he joined Ferro Corporation, Cleveland, as General Manager of its Industrial Ceramics Group, serving from 1984 to 1992 as Group Vice President. Mr. Lynham holds the degrees of Bachelor of Mechanical Engineering from Cornell University and Master of Business Administration from Harvard University.

Mr. Lynham, a veteran of the Vietnam war, has been active in alumni affairs for Cornell University for more than 30 years, including service as President of its Alumni Federation and as a member of University Council. He is Vice President of the Board of Trustees of Hospice of Medina County and President of the Board of its joint venture with Medina General Hospital,

BridgesHome Health Care. He is a director of Corrpro Companies, Inc., serving as chairman of its audit committee, and of Chick Master Incubator Company, both of Medina.

EDWARD J. MCKEON has 29 years of varied experience in the field of commercial banking. His responsibilities have included retail branch banking, bank marketing, product management, sales management, credit card management, cash management, large corporate lending, middle-market business lending, middle-market loan management, and small business lending. He has served as a bank senior lender, regional bank president and bank president.

His experience includes 18 years with Huntington Bank and Star Bank. Most recently he served as President and CEO of Enterprise Bank in Solon, a start-up bank which he assisted with turning around from a money-losing to a profit-generating financial institution within three years.

Mr. McKeon has served on the United Way Allocations Committee and is past chairman of the board of the Hannah Neil Foundation. He presently serves on the board of directors of Recovery Resources.

Mr. McKeon served in the U.S. Marine Corps in Vietnam. He is a graduate of Hofstra University with a degree in business administration and has an MBA from Capital University.

R. HAL NICHOLS is President and Chief Executive Officer and part owner of Austin Associates, Inc. in Toledo, Ohio. Austin Associates, Inc. is a financial institution consulting firm founded in 1967 which provides assistance to community financial institutions throughout the United States. Mr. Nichols has been associated with Austin Associates since 1984.

Prior to joining Austin Associates, Mr. Nichols served as President and Chief Executive Officer of two Ohio affiliate banks of Banc One Corporation, including Bank One of Medina County. He also served as Superintendent of Banks for the State of Ohio and as a National Bank Examiner for the Office of the Comptroller of the Currency, a division of the U.S. Treasury Department. Mr. Nichols also served as Vice President in charge of commercial lending for the Old Phoenix National Bank of Medina.

He is a former President of the Medina County YMCA, former Chairman of Medina United Way and was the Medina Jaycee Young Man of the Year in 1976. Mr. Nichols was born and raised in Medina, attended Medina public schools and the Ohio State University. He currently resides in Sylvania, Ohio.

RORY H. O'NEIL is cofounder and operating partner of Liberty St. Brewing Company, a 200 seat restaurant and micro-brewery in Akron. He has served in this capacity since 1994. He founded Phoenix-O'Neil Associates (currently Quetzal
Corp) as a small general contracting firm in Akron in 1970, and has overseen its transition from home building through commercial and industrial contracting to its current operations in residential land development in southern Medina County. Mr. O'Neil also serves as Vice President of The Herbert Hotel, Inc., a resort property in Kingfield, Maine and as a partner in Weir Handmade, an import-export firm with offices in Rittman, Ohio and Manila in the Philippines. Prior to that, he served as Assistant Director of the Inpost of Akron, Inc., a not-for-profit housing developer in Akron, and as a Research Assistant with Walston and Co., Inc., a New York-based brokerage firm. Mr. O'Neil received his Bachelor of Arts Degree in philosophy from Yale University.

MICHAEL R. ROSE has over 25 years of active experience in the Medina County business community.

Mr. Rose, for many years, was President and Chief Executive Officer of Medina Packing Company, a large retailer of meat products. Mr. Rose acquired the company when it was in financial difficulty and turned it into a successful venture.

Mr. Rose has been a successful real estate developer in Medina for many years. He has developed several large tracts of land for residential purposes, has developed and constructed a number of office buildings, including several developments on Route 18, and recently developed the former Ziegler Department Store into a shopping arcade and office building on the square in downtown Medina.

Mr. Rose, as President of Washington Properties, Inc., continues to acquire buildings and tracts of land in Medina for renovation and/or future development. Mr. Rose is also active in civic and cultural endeavors in Medina.

GLENN M. SMITH is President of Smith Bros. Inc. of Medina. Since founding the company in 1961 as a sawdust and woodshavings supplier of horse and livestock bedding, the company has expanded into landscape mulches and is a major landscape supplier and a provider of a complete line of animal feeds. From his agricultural and farming background, Mr. Smith has expanded his business interests to include a mobile home park, mini-storage complex, and office, commercial and residential development in the Medina area. In addition to his commercial interests in the U.S. and Canada, as well as an extensive cattle operation in Australia's Northern Territory, he is a lifelong resident of Medina and is a graduate of Medina High School.

THOMAS A. TUBBS has 34 years of experience in the insurance and financial services industry. He has served as CEO of the Tubbs Group in Akron for the past 15 years and is associated with the Tubbs Agency in Medina which his grandfather, Harold A. Tubbs, founded in 1921. Mr. Tubbs has been a partner in Susan-Kaye Enterprises for 25 years, with principal offices in Brunswick and Medina.

Mr. Tubbs attended Ohio State University. He is certified as a Registered Health Underwriter and is a 1997 qualifying and life member of the Million-Dollar Round Table, an international insurance sales organization. He also served as a state vice president of the Ohio Association of Life Underwriters in 1973 and 1974, was elected to the Board of Directors of the Medina Farmers' Exchange from 1969 to 1988, and served on the Board of the Weymouth Land Company from 1969 to 1986.


EXECUTIVE AND DIRECTOR COMPENSATION

         The following table sets forth the compensation paid by the Company to Edward J. McKeon, its only executive officer who received compensation for services rendered during the period from September 22, 1997, the date he commenced work for the Company, and December 31, 1997.



=====================================================================================================================
                                           SUMMARY COMPENSATION TABLE(L)
---------------------------------------------------------------------------------------------------------------------
                                                                              LONG-TERM
                                                       ANNUAL                COMPENSATION
                                                    COMPENSATION               AWARDS(2)
=====================================================================================================================
          (A)                   (B)              (C)             (D)              (E)                   (F)
                               PERIOD                                          SECURITIES
NAME AND                       ENDED                                           UNDERLYING            ALL OTHER
PRINCIPAL POSITION          DECEMBER 31      SALARY($)(3)     BONUS($)      OPTIONS/SARS (#)      COMPENSATION ($)
---------------------------------------------------------------------------------------------------------------------
Edward J. McKeon,
President and Chief
Executive Officer               1997           $35,066          -0-               -0-                   -0-
=====================================================================================================================

(1) Mr. McKeon received certain perquisites, but the incremental cost of providing such perquisites did not exceed the lesser of $50,000 or 10% of his salary and bonus.
(2) Mr. McKeon has not yet received any long-term compensation awards. However, his employment contract discussed below obligates the Company to issue certain stock options to him upon the occurrence of certain events.
(3)  Mr. McKeon's annual salary is $125,000.

     Initially, no cash compensation is expected to be paid to the directors of the Company for their services as directors. Depending on the profitability and operation of the Company and the Bank and other factors, the Boards of Directors of the Company and the Bank may determine that director compensation is appropriate. In the event that the directors of the Company and the Bank were to be paid compensation, it is anticipated that such compensation, such as meeting and committee fees, would be consistent with compensation paid to directors of other comparable financial institutions. The directors also may consider granting options to purchase Shares of the Company to members of the Board of Directors of the Company and the Bank pursuant to the nonqualified stock option plan described below.

EMPLOYMENT AGREEMENT

     The Company entered into an employment contract with Edward J. McKeon dated as of August 25, 1997. The contract provides that Mr. McKeon will serve as President of the Company and has a term that expires December 31, 2001, subject to earlier termination as set forth in the contract. In addition to an annual stated base salary of $125,000 per year, the contract also provides for adjustment to increase such amounts at the discretion of the Board of Directors of the Company comparable to that for other executives of the Bank. Upon the commencement of operation of the Bank, Mr. McKeon will be paid a bonus of $25,000. In addition, the employment agreement provides for fringe benefits to Mr. McKeon including life and disability insurance, a company automobile, reimbursement of moving expenses and vacation, and the reimbursement of appropriate business expenses, all of which the Board feels are appropriate for the President of the Bank and the Company. In addition, the employment agreement provides that in the event of termination of Mr. McKeon by the Company without "cause" (defined in the agreement as "his willful and repeated failure to perform his duties under the agreement unless cured within 30 days' notice"), the Company will be responsible for payment of the salary of Mr. McKeon through the date of termination, plus eighteen (18) months salary as severance. The agreement provides that the Company may terminate Mr. McKeon for "cause" with no further obligation to him. The employment agreement contains a covenant not to compete prohibiting Mr. McKeon from competing with the Company throughout the term of the employment agreement and for a period of two years after the termination of the agreement.

     The agreement also provides for the granting of options to Mr. McKeon to purchase Shares representing up to ten percent (10%) of the Company's total outstanding shares at the conclusion of the Offering and the commencement of the operation of the Bank.

     The Agreement, which was negotiated at arm's length between Mr. McKeon and his attorney and the Board of Directors and the Company's attorney, is available for review by prospective investors upon request.

STOCK OPTION PLAN

     The Organizers of the Company intend to adopt a nonqualified stock option plan for the Company. The purpose and intent of the Plan will be to advance the interests of the Company by providing officers, directors and other key employees, having substantial responsibility for the direction and management of the Company and its subsidiaries, with an opportunity to acquire proprietary interest in the Company as an additional incentive to promote its success and encourage them to remain in the employ of the Company or its subsidiaries. The Board of Directors intends to authorize between 50,000 and 75,000 Shares of the Company's Shares to be set aside for the purposes of the Plan. The exact number of Shares to be set aside will be dependent upon the number of Shares sold in the Offering. In no event will options be issued within the first year after the effective date of the Offering to purchase more than 15% of the outstanding shares of stock of the Company (determined at the conclusion of the Offering). The price to be paid under the Plan will be the fair market value per share of the Company's common stock on the date the option is granted. The option period under the Stock Option Plan will not be longer than 10 years from the date the option is granted. In addition, no option shall be exercisable until the third anniversary of its grant. The Plan, by its terms, will expire ten years from the date on which the Plan is approved by the Board of Directors. The Stock Option Plan will not require any action by the shareholders of the Company.

     As of the date of this Prospectus, no options for Shares of the Company have yet been issued. However, upon the commencement for business of the Bank and the adoption of the Stock Option Plan, Mr. McKeon, pursuant to the terms of his employment contract with the Company, will be granted options representing ten percent (10%) of the shares of the Company issued and outstanding at the conclusion of the Offering. The price for the exercise of such options will be $20.00 per share (the offering price of the Shares hereunder) for the first seven percent (7%) of the total outstanding shares of the Company to be purchased under the grant of options. The remaining three percent (3%) of the total outstanding shares of the Company to be purchased pursuant to the options granted to Mr. McKeon will be purchased at: (i) $32.00 per share for the next one percent (1%); (ii) $36.00 for the next one percent (1%); and (iii) $40.00 for the final one percent (1%). All of such options become "vested" upon the commencement of the operations of the Bank but are not exercisable before December 31, 2001. The options granted to

Mr. McKeon also will provide for a "cashless exercise" so that Mr. McKeon can exercise his options and pay for such exercise with the increased value in the shares of stock represented by the options he holds.

     The terms and conditions under which options are to be granted to Mr. McKeon have not been approved by either the Ohio Division of Financial Institutions or the FDIC. Under Mr. McKeon's employment agreement, the granting of the options is subject to approval of such regulatory authorities.

                     CERTAIN TRANSACTIONS AND RELATIONSHIPS

     The Company and the Bank expect to have banking and other business transactions in the ordinary course of business with directors and officers of the Company and the Bank and their affiliates, including members of their families or corporations, partnerships or other organizations in which such directors and officers have a controlling interest, on substantially the same terms (including price, or interest rate and collateral) as those prevailing at the time for comparable transactions with unrelated parties. Such banking transactions are not expected to involve more than the normal risk of collectibility or present other unfavorable features to the Bank.

     None of the directors or executive officers of the Company were selected pursuant to any arrangement or understanding, other than with the directors and executive officers of the Company, acting within their capacities as such. There are no family relationships between the directors and the executive officers of the Company.

     None of the directors and executive officers of the Company serves as a director of any company which has a class of securities registered under, or which is subject to the periodic reporting requirements of, the Securities Exchange Act of 1934 or any investment company registered under the Investment Company Act of 1940 except for Mr. Lynham who serves as a director of Corrpro Companies, Inc., a public company registered under the 1934 Act. None of the directors or executive officers of the Company has been involved in any legal proceedings concerning bankruptcy, either individually or in respect of any businesses with which they have been involved, nor have any of such persons been convicted of any crime, excluding traffic violations and minor offenses.

     As described above, Michael Rose, one of the Organizers of the Company, intends to enter into an agreement with the Company providing for the construction of a 2-story brick office building, 5,000 square feet of which will be leased for the main office of the Bank. The site for the building is at the intersection of Foote Road and State Route 18. The Board of Directors of the Company believes that the terms and conditions of the lease with Mr. Rose are comparable to those which are available from other unrelated third parties. As a requirement of the application for the chartering of the Bank filed with the Ohio Division of Financial Institutions, the Company will obtain at least one independent appraisal of the lease rates to confirm this belief.

     Mr. R. Hal Nichols, one of the Directors of the Company, is the President of Austin Associates, Inc., the consulting firm retained by the Company to assist in the chartering process for the Bank. Austin Associates, Inc. has assisted the Company in the preparation of a market study of the Medina area, executive search for the president of the Company and the Bank, the preparation of regulatory applications filed or to be filed with the Ohio Department of Financial Institutions, the Federal Deposit Insurance Corporation and the Federal Reserve System, and other preopening assistance. Austin Associates, Inc. will be paid $85,000 in fees for such services. Austin Associates, Inc. is a financial institution consulting firm to community banks across the country, with the majority of its work in the Midwest. The firm has assisted a number of community banks and trust companies in their organization as well as ongoing advice on areas such as strategic planning, mergers and acquisitions, regulatory assistance and other similar matters. The Board of Directors believes that the fees paid to Austin Associates, Inc. are comparable to fees which would have been paid to unaffiliated third parties for the type of services to be performed by Austin Associates, Inc. on behalf of the Company.

                                 INDEMNIFICATION

     The Articles of Incorporation of the Company, in conjunction with provisions of the Ohio Revised Code, contain certain indemnification provisions which provide that directors, officers, employees or agents of the Company will be indemnified against expenses actually and reasonably incurred by them if they are successful on the merits of a claim or proceeding.

     Even when a case or dispute is not ultimately determined on its merits (i.e., settled), the indemnification provisions of the Articles of Incorporation and Ohio law provide that the Company will indemnify directors when they meet the applicable standard of conduct. The applicable standard of conduct is met if the director acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company or, with respect to any criminal action or proceeding, if the director had no reasonable cause to believe his or her conduct was unlawful. Whether the applicable standard of conduct has been met is determined by the Board of Directors, a disinterested committee of the Board, the shareholders or independent legal counsel in each specific case.

     The Articles of Incorporation of the Company, in conjunction with provisions of the Ohio Revised Code, also provide that the indemnification rights set forth therein are not exclusive of any other indemnification rights to which a director may be entitled under any resolution or agreement, either specifically or in general terms approved by the affirmative vote of the holders of a majority of the shares entitled to vote thereon. The Company can also provide for greater indemnification than that set forth in the Articles of Incorporation if it chooses to do so.

Additionally, and subject to the limitations set forth below, the Articles of Incorporation require that the Corporation indemnify its present and past directors for personal liability for monetary damages resulting from breach of their fiduciary duty as directors. Notwithstanding the above, no indemnification for personal liability shall be provided for: (i) any breach of the directors' duty of loyalty to the corporation or its stockholders; (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) illegal distribution of dividends; and (iv) any transaction from which the director derived an improper personal benefit.

     The indemnification provisions of the Articles of Incorporation, in conjunction with provisions of the Ohio Revised Code, provide that the Company may purchase and maintain insurance on behalf of any director against any liability asserted against such person and incurred by him or her in any such capacity, whether or not the Company would have had the power to indemnify against such liability. The Company is not aware of any pending or threatened action, suit or proceeding involving any of its directors or officers for which indemnification from the Company may be sought.

     Insofar as indemnification for liabilities (primarily relating to public distribution of securities) arising under the Securities Act of 1933, as amended (the "1933 Act"), may be permitted to directors, officers and controlling persons of the Company, or to an affiliate of the Company pursuant to the Company's Articles of Incorporation or Code of Regulations or otherwise, the Board of Directors has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. Accordingly, it is possible that the indemnification provisions may not apply to liabilities arising under the 1933 Act unless the person to be indemnified is successful on the merits of the claim or proceeding.

                        DESCRIPTION OF THE COMMON SHARES

     The Shares of the Company offered hereby are common shares without par value. The Company had 13,750 of such Shares issued and outstanding as of the date hereof. The Company's Articles of Incorporation currently provide for 750,000 authorized Shares. Up to 500,000 of such Shares will be sold pursuant to this Offering, including those Shares already outstanding which have been sold to the Organizers.

     The holders of the Shares have no preemptive right to acquire other or additional Shares which may, from time to time, be authorized and issued by the Company. Such issuance would cause a dilution in the ownership percentage of the Shares held by any shareholder. It is not currently contemplated that the Company will issue any class of shares other than the Shares offered hereunder.

     The Organizers, as the initial shareholders of the Company, and in accordance with Ohio law, amended the Articles of Incorporation of the Company to eliminate the right to cumulatively vote shares in connection with the election of Directors. Cumulative voting allows a shareholder to vote the number of Shares owned by him times the number of directors to be elected and to cast such votes for one director or to allocate such votes among directors as he deems appropriate. As a result of such action, each Share shall be entitled to one (1) vote per share on all issues including voting for directors.

     All Shares offered hereby will be, upon issuance, fully paid and nonassessable. However, the Company may be required to fund the Bank after its initial capitalization in the event that the Ohio Division of Financial Institutions determines such capital infusion is necessary. In such event, if the Company does not have significant unencumbered assets to provide such infusion of capital, the Company would be forced to look to the existing shareholders for such funds, to borrow such funds or to have an additional equity offering of shares in the Company.

     Since the Company and the Bank are both start-up operations, it will be the policy of the Board of Directors of the Company to retain any earnings for the period of time necessary to ensure the success of their operations. The payment of dividends will depend substantially on the Bank's earnings and will be subject to legal and regulatory restrictions applicable to the Company and the Bank. As a result, the Company has no current plans to initiate payment of cash dividends, and its future dividend policy will depend on the Bank's earnings, capital requirements, financial condition and other factors considered relevant by the Board of Directors of the Company (see "SUPERVISION AND REGULATIONS-Bank").

     The Articles of Incorporation and Code of Regulations of the Company contain certain provisions limiting the liability of Directors and providing for indemnification of the Company's Directors and Officers (see "INDEMNIFICATION").

     A vote of seventy-five percent (75%) of the Company's outstanding shares may be required to approve certain business combination transactions (see "ANTITAKEOVER MEASURES").

                              ANTITAKEOVER MEASURES

DISCUSSION OF FAIR PRICE AND SUPERMAJORITY VOTE PROVISIONS

     The Company's Articles of Incorporation contain a "Fair Price" and "Supermajority Vote" provision. Such provisions were included in the Company's Articles of Incorporation based on the fact that certain tactics have become relatively common in corporate takeover practice, including the accumulation of a substantial block of stock as a prelude to an attempted takeover or proxy fight or the use of a partial tender offer followed by a second-step merger or business combination involving less favorable considerations than were offered in the partial tender offer. The Board of Directors of the Company considers that such tactics can be highly disruptive and can result in dissimilar and unfair treatment of shareholders.

     The fair price and supermajority vote provisions are designed to encourage potential takeover bidders to negotiate at arm's length with the Board of Directors. In the absence of such negotiations, the provisions are intended to achieve a measure of assurance that any multistep attempt to take over the Company is made on terms that offer similar treatment to all shareholders. Neither the proposed fair price provision nor the supermajority vote provision will impede a takeover that is approved by two-thirds of the directors of the Company who are unaffiliated with a ten percent (10%) or more shareholder (an "interested shareholder").

     The Board of Directors is not aware of any current efforts to obtain control of the Company or to effect substantial accumulations of its Common Shares. However, Article Sixth of the Company's Articles of Incorporation was included in order to have in place appropriate safeguards to protect the shareholders in light of two-step takeover attempts for public corporations and in light of developments regarding interstate banking.

     An effect of these provisions in the Company's Articles of Incorporation is to make more difficult the consummation of a business combination with a ten percent (10%) or more shareholder in the absence of the approval of the Board of Directors of the Company. Accordingly, the provisions may discourage takeover attempts which are not supported by the Board of Directors.

REASONS FOR FAIR PRICE AND SUPERMAJORITY VOTE PROVISIONS

     The so-called "fair price" and "supermajority vote" provisions would be applicable in the case of certain business combinations with a shareholder owning ten percent (10%) or more of the voting stock of the Company. The Board of Directors determined that the provisions are desirable to assure all shareholders fair and equitable treatment in the event of certain types of "two-step" transactions.

     There have been a number of takeovers of publicly-owned corporations accomplished by the purchase of a control block of stock by means of open market purchases or by means of a tender offer made directly to a target corporation's shareholders at a price above the prevailing market price, followed by a second-step merger or other business combination. The value of the consideration given for the acquired corporation's shares in the second step of such an acquisition may be, and frequently is, less than the value paid in the first step and/or the form of the consideration in the first step. The Board of Directors was concerned that the interests of all shareholders may not be adequately protected in such a two-step acquisition.

     The Company intends to have a large number of shareholders who individually hold small numbers of Common Shares. The Board believes that sophisticated arbitrageurs and other market professionals are generally in a better position to take advantage of the more lucrative first-step transaction, while other shareholders will often, as a practical matter, be compelled to accept the less favorable consideration payable in the second-step merger or other business combination. Although the remaining shareholders subject to the second step may have available certain legal remedies in such a situation, including the right to dissent under applicable law in a merger and certain other business combinations, the enforcement of such rights or remedies by a minority shareholder may involve significant expense, delay and uncertainty.

     The Reigle-Neal Interstate Banking and Branching Efficiency Act adopted in 1994 provided for the interstate merger and operation of banks, subject to actions taken by the various states. In 1997, Ohio adopted legislation which allows out of state banks and bank holding companies to acquire banks and bank holding companies in the State of Ohio. This provision increases the number of potential acquirers of Ohio banks and bank holding companies.

     Use of the two-step acquisition and further expansion of interstate banking are two principal reasons that the Board of Directors of the Company determined that these provisions are desirable.

SUMMARY OF FAIR PRICE AND SUPERMAJORITY VOTE PROVISIONS

     The following summary is qualified by reference to the full text of the Articles of Incorporation. Article Sixth contains both "fair price" and "supermajority vote" provisions. The following definitions are applicable to the "fair price" and "supermajority vote" provisions.

     Under the "fair price" provision, no business combination may be effected without the approval of two-thirds of the "Continuing Directors," unless either:

     (i) Approved by holders of not less than 66 2/3% of the voting stock held by all independent shareholders voting together as a class; or

     (ii) All of the fair price and certain other requirements and conditions are complied with.

     As the fair price is an aggregate of the cash and fair market value of property paid plus interest paid on such property from the date the interested shareholder became such to the date of consummation, a determination of whether the price paid satisfies the fair price provision may conceivably not be made until the date of consummation. Due to this uncertainty of whether the "fair price" provision has been satisfied, the actual vote required at the meeting of shareholders may not be determinable until consummation. This uncertainty may preclude an interested shareholder from actually determining the price required to satisfy the "fair price" provision, even if the interested shareholder had every intention of doing so.

     The uncertainty associated with the "fair price" provision may have the effect of encouraging an interested shareholder who is not assured of the seventy-five percent (75%) "supermajority vote" to negotiate any proposed business combination with the Board of Directors, and more specifically, negotiate with the Continuing Directors.

     The purpose of the foregoing condition is to require, in the absence of the approval of two-thirds of the Continuing Directors or holders of at least 66 2/3% of all voting stock held by the "independent shareholders," that the independent shareholders receive in a business combination the minimum price specified above, which is the highest price per share paid by the interested shareholder in acquiring shares of such class. The form of the consideration would be the same as previously paid by the interested shareholder to acquire the largest number of shares of such class or series.

     Article Sixth also contains a "supermajority vote" provision. The vote required by the "supermajority vote" provision is in addition to any vote required by the fair price provision. Under the supermajority vote provision, no business combination with an "interested shareholder" may be effected without the approval of two-thirds of the Continuing Directors, unless approved by holders of not less than seventy-five percent (75%) of the outstanding voting stock voting together as a single class. (This 75% "supermajority vote" requirement includes the vote of the interested shareholder.)

     Any vote of shareholders of the Company under Article Sixth is in addition to any required vote of the holders of any class of shares of capital stock of the Company and is required notwithstanding that no shareholder vote or a lesser percentage shareholder vote may be required by law or other provisions of the Articles of Incorporation.

     All actions required to be taken by the Continuing Directors under Article Sixth shall be taken by the vote or written consent of two-thirds (2/3) of the Continuing Directors. In the event that the number of Continuing Directors is at any time less than five (5), all power and authority of the Continuing Directors under Article Sixth shall cease. The Continuing Directors are given authority under Article Sixth to determine, consistent with their fiduciary obligations, such matters as whether any person is an interested shareholder; fair market value of property, securities and other noncash considerations; and other matters.

     Provisions of Article Sixth may not be repealed, amended, supplemented or otherwise modified unless:

     (i) the Continuing Directors (or, if there is no interested shareholder, a majority of directors of the Company), recommend such repeal, amendment, supplement or modification and such repeal, amendment, supplement or modification is approved by the affirmative vote of the holders of shares entitling them to exercise 66 2/3% of the voting power of the Company, or

     (ii) such repeal, amendment, supplement or modification is approved by the affirmative vote of holders of:

          a. not less than 75% of the outstanding voting stock voting together as a single class, and

          b. not less than 66 2/3 percent of the outstanding voting stock held by all shareholders other than interested shareholders voting together as a single class.

     The Board of Directors believes that encouraging a prospective purchaser to negotiate directly with the Board and Management will be beneficial to all shareholders. The Board believes that it and Management, in consultation with their professional advisors, are in the best position to assess the business and prospects of the Company. Accordingly, the Board is of the opinion that negotiations between the Company and a potential acquirer will increase the likelihood that shareholders will receive a higher price for their shares.

CLASSIFIED BOARD OF DIRECTORS/SUPERMAJORITY VOTE FOR DIRECTOR REMOVAL

     The Company's Code of Regulations provides that the Board of Directors shall be divided into three classes. After the initial election of directors to three classes serving for one, two and three years, respectively, each class will be elected for a three-year term. The classified election system for directors provides continuity of directors and also serves as a defense against unwanted takeovers. Shareholders desiring to change a majority of the Board would have to wait two years as only one-third of the directors are elected annually. This may discourage potential acquirers of the Company's shares from making acquisition of the Company's shares. Further, the Code of Regulations of the Company contains a provision requiring the vote of 75% of the shareholders to remove all or one of the members of the Board of Directors. This requires a higher vote than the simple majority provided by Ohio law and will make it more difficult to remove all or some of the members of the Board of Directors.

ADDITIONAL CONSIDERATIONS

     Federal and state law requires prior approval by the Board of Governors of the Federal Reserve System and the Ohio Division of Financial Institutions before any company acquires control of a bank or bank holding company. Independent of any provision of the Company's Articles of Incorporation or Code of Regulations, the requirement for such regulatory approval may delay efforts to obtain control over the Company. The Ohio General Corporation Law requires shareholder approval of the acquisition of control of certain Ohio corporations, including the Company. A "Control Share Acquisition" is defined as acquisition by any person of voting power over twenty percent (20%) or more of the total voting power of certain "issuing public corporations" as defined by Ohio law, which it is assumed will include the Company. A person has voting power over a voting share if the person has or shares, directly or indirectly, through any option, contract, arrangement, understanding, conversion right or relationship, or by acting jointly or in concert or otherwise, the power to vote or to direct the voting of the voting share.

     The availability of the authorized and unissued shares of the Company to be issued into friendly hands with the purpose of diluting a potential acquirer's ownership of the Company may also be determined to have an antitakeover effect. The Company's Articles of Incorporation and Code of Regulations currently contain no other provisions that were intended to be or could fairly be considered as antitakeover in nature or effect. The Board of Directors has no present intention to amend further the Articles of Incorporation to add any antitakeover provisions, nor are the above described provisions the result of management's knowledge of any effort to obtain control of the Company by any means.

                           SUPERVISION AND REGULATION

GENERAL

     The growth and earnings performance of the Company can be affected not only by management decisions and general economic conditions, but also by the policies of various governmental regulatory authorities including, but not limited to, the Ohio Division of Financial Institutions (the "Division"), the Federal Reserve Board, the FDIC, the Internal Revenue Service and state taxing authorities. Financial institutions and their holding companies are extensively regulated under federal and state law. The effect of such statutes, regulations and policies can be significant, and cannot be predicted with a high degree of certainty.

     Federal and state laws and regulations generally applicable to financial institutions such as the Company and the Bank regulate, among other things, the scope of business, investments, reserves against deposits, capital levels relative to operations, the nature and amount of collateral for loans, the establishment of branches, mergers, consolidations and dividends. The system of supervision and regulation applicable to the Company and the Bank establishes a comprehensive framework for their respective operations and is intended primarily for the protection of the FDIC's deposit insurance funds and the depositors, rather than the stockholders, of financial institutions.

     The following references to material statutes and regulations affecting the Company and the Bank are brief summaries thereof and do not purport to be complete, and are qualified in their entirety by reference to such statutes and regulations. Any change in applicable law or regulations may have a material effect on the business of the Company and the Bank.

THE COMPANY

     Upon acquisition of the stock of the Bank, after its formation, the Company will become a registered bank holding company under the Bank Holding Company Act of 1956 (the "Banking Act") as amended, and as such is subject to regulation by the Federal Reserve Board. A bank holding company is required to file with the Federal Reserve Board annual reports and other information regarding its business operations and those of its subsidiaries. A bank holding company and its subsidiary banks are also subject to examination by the Federal Reserve Board.

     The Banking Act requires every bank holding company to obtain the prior approval of the Federal Reserve Board before acquiring substantially all the assets of any bank or bank holding company or ownership or control of any voting shares of any bank or bank holding company, if, after such acquisition, it would own or control, directly or indirectly, more than five percent (5%) of the voting shares of such bank or bank holding company.

     A bank holding company is, with limited exceptions, prohibited from acquiring direct or indirect ownership or control of the voting stock of any company which is not a bank or a bank holding company, and must engage only in the business of banking or managing or controlling banks or furnishing services to or performing services for its subsidiary banks. The Federal Reserve Board, by order or regulation, may authorize a holding company to engage in or acquire stock in a company which engages in activities so closely related to banking or managing or controlling banks as to be a proper incident thereto. Some of the activities that the Federal Reserve Board has determined by regulation to be incidental to the business of banking are: making or servicing loans or certain types of leases; engaging in certain insurance and discount brokerage activities; performing certain data processing services; acting in certain circumstances as a fiduciary or investment or financial advisor; and making investments in certain corporations or projects designed primarily to promote community welfare. The Company has no present plans to engage in such activities. In approving acquisitions by bank holding companies of companies engaged in banking-related activities, the Federal Reserve Board considers whether the performance of any such activity by a subsidiary of the holding company reasonably can be expected to produce benefits to the public, such as greater convenience, increased competition, or gains in efficiency, which outweigh possible adverse effects, such as underconcentration of resources, decrease of competition, conflicts of interest, or unsound banking practices.

     Bank holding companies are restricted in, and subject to, limitations regarding transactions with subsidiaries and other affiliates. In addition, bank holding companies and their subsidiaries are prohibited from engaging in certain "tie-in" arrangements in connection with any extensions of credit, leases, sales of property, or furnishing of services.

     The activities of the Company will also be restricted by the provisions of the Glass-Steagall Act of 1933. This Act will prohibit the Company from owning subsidiaries which are engaged principally in the issue, flotation, underwriting, public sale, or distribution of securities. The interpretation, scope and application of the provisions of the Glass-Steagall Act are being reviewed by regulators and legislators and the interpretation and application of the provisions have been challenged in the federal courts. The outcome of the current examination and appraisal of the provisions in the Glass-Steagall Act and the effect of such outcome on the ability of bank holding companies to engage in securities-related activities cannot be predicted.

     Subject to certain restrictions, the Company will be able to borrow money to make a capital contribution to the Bank and for other proper corporate purposes, and such loans can be repaid from dividends paid by the Bank to the Company. There are no plans at the present time for the Company to borrow money under such circumstances. The Company may also raise capital for the Bank and otherwise by selling securities, as it is doing through this Offering.

THE BANK

     It is intended that the Bank, when organized, will be regulated by the Division as a state banking company. However, the Bank could be regulated by the Office of the Comptroller of the Currency ("OCC") in the event the Company decides to form a national as opposed to a state bank. Additionally, it is anticipated that the Bank will be regulated by the Board of Governors of the Federal Reserve System ("Federal Reserve") as a member of the Federal Reserve System. The regulatory agencies have the authority to regularly examine the Bank and the Bank will be subject to the regulations promulgated by its supervisory agencies. In addition, the deposits of the Bank will be insured by the Federal Deposit Insurance Corporation ("FDIC") to the fullest extent permitted by law and, therefore, the Bank will be subject to FDIC regulations.

DEPOSIT INSURANCE

     As an FDlC-insured institution, the Bank will be required to pay deposit insurance premium assessments to the FDIC. The amount each institution pays for FDIC deposit insurance coverage is determined in accordance with a risk-based assessment system under which all insured depository institutions are placed into one of nine categories and assessed insurance premiums based upon their level of capital and supervisory evaluation. Institutions classified as well-capitalized (as defined by the FDIC) and considered healthy pay the lowest premium while institutions that are less than adequately capitalized (as defined by the FDIC) and considered of substantial supervisory concern pay the highest premium. For the semiannual assessment period which began January 1, 1997, Bank Insurance Fund ("BIF") assessments ranged from zero for institutions that are well-capitalized to 0.27% of deposits for other institutions. Because the Bank will initially be a "well capitalized" institution for purposes of its deposit insurance premiums, it expects its initial annual FDIC premium to be the statutory minimum of $2,000.

     The FDIC may terminate the deposit insurance of any insured depository institution if the FDIC determines, after a hearing, that the institution has engaged or is engaging in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations or has violated any applicable law, regulation, order or any condition imposed in writing by, or written agreement with, the FDIC. The FDIC may also suspend deposit insurance temporarily during the hearing process for a permanent termination of insurance if the institution has no tangible capital.

CAPITAL

     The Federal Reserve, Division, and FDIC require banks and holding companies to maintain minimum capital ratios.

     The "risk-adjusted" capital guidelines for bank holding companies involve a mathematical process of assigning various risk weights to different classes of assets, then evaluating the sum of the risk-weighted balance sheet structure against the Company's capital base. The rules set the minimum guidelines for the ratio of capital to risk-weighted assets (including certain off-balance sheet activities, such as standby letters of credit) at 8%. At least half of the total capital is to be composed of common equity, retained earnings, and a limited amount of perpetual preferred stock less certain goodwill items ("Tier 1 Capital"). The remainder may consist of a limited amount of subordinated debt, other preferred stock, or a limited amount of loan loss reserves. The Bank anticipates maintaining capital at a level sufficient to be classified as "well capitalized" pursuant to the Federal Reserve guidelines.

     In addition, the federal banking regulatory agencies have adopted leverage capital guidelines for banks and bank holding companies. Under these guidelines, banks and bank holding companies must maintain a minimum ratio of three percent (3%) Tier 1 Capital to total assets. However, most banking organizations are expected to maintain capital ratios well in excess of the minimum levels and generally must keep their Tier 1 ratio at or above 5%. The Bank intends to maintain capital well above the regulatory minimum.

     The risk-based and leverage standards presently used by the Federal Reserve are minimum requirements and higher capital levels will be required if warranted by the particular circumstances or risk profiles of individual banking organizations. Further, any banking organization experiencing or anticipating significant growth would be expected to maintain capital ratios, including tangible capital positions (i.e., Tier I capital less all intangible assets), well above the minimum levels.

     The Federal Reserve's regulations provide that the foregoing capital requirements will generally be applied on a bank-only (rather than a consolidated) basis in the case of a bank holding company with less than $150 million in total consolidated assets.

     Regulatory authorities may increase such minimum requirements for all banks and bank holding companies or for specified banks or bank holding companies. Increases in the minimum required ratios could adversely affect the Bank and the Company, including their ability to pay dividends.

ADDITIONAL REGULATION

     The Bank will also be subject to federal regulation as to such matters as required reserves, limitation as to the nature and amount of its loans and investments, regulatory approval of any merger or consolidation, issuance or retirement by the Bank of its own securities, limitations upon the payment of dividends and other aspects of banking operations. In addition, the activities and operations of the Bank will be subject to a number of additional detailed, complex and sometimes overlapping laws and regulations. These include state usury and consumer credit laws, state laws relating to fiduciaries, the Federal Truth-in-Lending Act and Regulation Z, the Federal Equal Credit Opportunity Act and Regulation B, the Fair Credit Reporting Act, the Truth in Savings Act, the Community Reinvestment Act, antiredlining legislation and antitrust laws.

DIVIDEND REGULATION

     The ability of the Company to obtain funds for the payment of dividends and for other cash requirements will be largely dependent on the amount of dividends which may be declared by its subsidiary, the Bank. Generally, an Ohio state-chartered bank may not declare a dividend without the approval of the Division, if the total of dividends declared by such bank in a calendar year exceeds the total of its net profits for that year, combined with its retained profits of the preceding two years. In addition, state-chartered Banks are subject to dividend regulation by their primary federal bank regulatory agency in connection with general supervisory authority as it relates to a bank's requirement to maintain adequate capital (see SUPERVISION AND REGULATION-"Capital" above).

GOVERNMENT POLICIES AND LEGISLATION

     The policies of regulatory authorities, including the Division, Federal Reserve, FDIC and the Depository Institutions Deregulation Committee, have had a significant effect on the operating results of commercial banks in the past and are expected to do so in the future. An important function of the Federal Reserve System is to regulate aggregate national credit and money supply through such means as open market dealings in securities, establishment of the discount rate on member bank borrowings, and changes in reserve requirements against member bank deposits. Policies of these agencies may be influenced by many factors, including inflation, unemployment, short-term and long-term changes in the international trade balance and fiscal policies of the United States government.

     The United States Congress has periodically considered and adopted legislation which has resulted in further deregulation of both banks and other financial institutions, including mutual funds, securities brokerage firms and investment banking firms. No assurance can be given as to whether any additional legislation will be adopted or as to the effect such legislation would have on the business of the Bank or the Company.

     In addition to the relaxation or elimination of geographic restrictions on banks and bank holding companies, a number of regulatory and legislative initiatives have the potential for eliminating many of the product line barriers presently separating the services offered by commercial banks from those offered by nonbanking institutions. For example, Congress recently has considered legislation which would expand the scope of permissible business activities for bank holding companies (and in some cases banks) in regard to securities underwriting, insurance services and various real estate-related activities, as well as allowing interstate branching.

RECENT LEGISLATION

     On September 29, 1994, the Reigle-Neal Interstate Banking and Branching Efficiency Act of 1994 (the "Interstate Act") was signed into law. This Interstate Act effectively permits nationwide banking. The Interstate Act provides that one year after enactment, adequately capitalized and adequately managed bank holding companies may acquire banks in any state, even in those jurisdictions that currently bar acquisitions by out-of-state institutions, subject to deposit concentration limits. The deposit concentration limits provide that regulatory approval by the Federal Reserve Board may not be granted for a proposed interstate acquisition if after the acquisition, the acquiror on a consolidated basis would control more than 10% of the total deposits nationwide or would control more than 30% of deposits in the state where the acquiring institution is located. The deposit concentration state limit does not apply for initial acquisitions in a state and may be waived by the state regulatory authority. Interstate acquisitions are subject to compliance with the Community Reinvestment Act ("CRA"). States are permitted to impose age requirements not to exceed five years on target banks for interstate acquisitions. States are not allowed to opt-out of interstate banking. Ohio adopted legislation to opt-into the Interstate Act in May of 1997. Recently adopted legislation applies state law equally to all banks, state or national and in- or out-of-state, regarding acquisitions, as required by the Interstate Act.

     Branching between states may be accomplished either by merging separate banks located in different states into one legal entity, or by establishing de novo branches in another state. Consolidation of banks was not permitted until June 1, 1997 provided that the state had not passed legislation "opting-out" of interstate branching. The laws of the host state regarding community reinvestment, fair lending, consumer protection (including usury limits) and establishment of branches shall apply to the interstate branches.

     Legislation modifying the Ohio Banking Laws was adopted in June of 1996 and became effective on January 1, 1997. This legislation is the first significant modification to the Ohio Banking Laws since 1968. The intent of the legislation was to modernize the Ohio law to allow banks to remain competitive in the ever-changing financial services industry and a reduction in the regulatory burden of operating the Bank, consistent with safety and soundness principles.

PROPOSED LEGISLATION

     There have been a number of legislative and regulatory proposals designed to strengthen the federal deposit insurance system and to improve the overall financial stability of the U.S. banking system. It is impossible to predict whether or in what form these proposals may be adopted in the future and, if adopted, what their effect would be on the Company.

                                 LEGAL OPINIONS

     The validity of the Common Shares offered hereby will be passed upon for the Company by Werner & Blank Co., L.P.A., Toledo, Ohio.

                                     EXPERTS

     The financial statements of Western Reserve Bancorp, Inc. as of November 30, 1997 and for the period from February 25, 1997 (date of inception) to November 30, 1997, included in this Prospectus and in the Registration Statement have been included herein and in the Registration Statement in reliance upon the report of

Crowe, Chizek and Company LLP, as set forth in its report thereon, appearing elsewhere herein. The financial statements audited by Crowe, Chizek and Company LLP have been included in reliance upon such report given upon their authority as an expert in accounting and auditing.

                             ADDITIONAL INFORMATION

     The Company has filed with the Securities and Exchange Commission, Washington, D.C., a Registration Statement under the Securities Act of 1933 with respect to the Shares offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement. For further information pertaining to the Shares offered hereby and to the Company, reference is made to the Registration Statement, including the exhibits, financial statements and schedules filed therewith. The statements contained in this Prospectus concerning the contents of any contract or other document referred to are not necessarily complete; although all material terms of such documents have been addressed in this Prospectus and, in each instance, reference is made to the copy of the document filed as an exhibit to the Registration Statement.

     Such Registration Statement may be inspected, without charge, and copied at the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices located at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and Room 1400, 75 Park Place, New York, New York 10007. Copies of such materials can also be obtained at prescribed rates by writing to the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, the Company is required to file electronic versions of these documents with the Commission through the Commission's Electronic Data Gathering, Analysis and Retrieval ("EDGAR") system. The Commission maintains a World Wide Web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission, including the Company.

                          WESTERN RESERVE BANCORP, INC.
                          (A Development Stage Company)

                          Index to Financial Statements


Report of Independent Auditors..............................................F-2

Balance Sheet as of November 30, 1997.......................................F-3

Statement of Operations for the period from
February 25, 1997 (date of inception) to November 30, 1997..................F-4

Statement of Changes in Stockholders' Equity for the period from
February 25, 1997 (date of inception) to November 30, 1997..................F-5

Statement of Cash Flows for the period from
February 25, 1997 (date of inception) to November 30, 1997..................F-6

Notes to Financial Statements...............................................F-7

                         REPORT OF INDEPENDENT AUDITORS


Board of Directors
Western Reserve Bancorp, Inc.
Medina, Ohio


We have audited the accompanying balance sheet of Western Reserve Bancorp, Inc. (the "Company") as of November 30, 1997, and the related statements of operations, changes in stockholders' equity and cash flows for the period from February 25, 1997 (date of inception) to November 30, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Western Reserve Bancorp, Inc. as of November 30, 1997, and the results of its operations and its cash flows for the period from February 25, 1997 (date of inception) to November 30, 1997 in conformity with generally accepted accounting principles.





                                                   Crowe, Chizek and Company LLP

Cleveland, Ohio
December 3, 1997

                          WESTERN RESERVE BANCORP, INC.
                          (A Development Stage Company)
                                  BALANCE SHEET
                                November 30, 1997

--------------------------------------------------------------------------------

ASSETS
Cash and due from banks                                       $             254
Interest bearing deposits in banks                                       56,293
                                                              -----------------
     Total cash and cash equivalents                                     56,547
Premises and equipment - net                                             17,632
Deferred costs                                                           45,278
Other assets                                                              1,702
                                                              -----------------

     Total assets                                             $         121,159
                                                              =================


LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities
     Accounts payable                                         $           1,264

Stockholders' equity
     Common stock, without par value, $1 stated value:
       750,000 shares authorized; 8,000 shares issued
       and outstanding                                                    8,000
     Additional paid-in capital                                         152,000
     Deficit accumulated during the development stage                   (40,105)
                                                              ------------------
         Total stockholders' equity                                     119,895

         Total liabilities and stockholders' equity           $         121,159
                                                              =================


--------------------------------------------------------------------------------
                See accompanying notes to financial statements.

                          WESTERN RESERVE BANCORP, INC.
                          (A Development Stage Company)
                             STATEMENT OF OPERATIONS
 For the Period from February 25, 1997 (date of inception) to November 30, 1997

--------------------------------------------------------------------------------

INCOME
     Interest income                                            $          928

EXPENSES
     Salary and benefits                                                28,915
     Premises and equipment expense                                      5,896
     Other expenses                                                      6,222
                                                                --------------
                                                                        41,033

NET LOSS                                                        $      (40,105)
                                                                ==============








--------------------------------------------------------------------------------
                See accompanying notes to financial statements.

                          WESTERN RESERVE BANCORP, INC.
                          (A Development Stage Company)
                  STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
  For the Period from February 25,1997 (date of inception) to November 30, 1997

--------------------------------------------------------------------------------

                                                         Additional                       Total
                                            Common         Paid-In       Retained     Stockholders'
                                            Stock          Capital        Deficit        Equity
                                          ----------    ------------    ----------     -----------
Proceeds from issuance of
   common stock                           $    8,000    $    152,000                   $   160,000

Net loss                                                                $  (40,105)        (40,105)
                                          ----------    ------------    ----------     -----------


Balance November 30, 1997                 $    8,000    $    152,000    $   (40,105)   $   119,895
                                          ==========    ============    ===========    ===========


--------------------------------------------------------------------------------

                 See accompanying notes to financial statements.

                          WESTERN RESERVE BANCORP, INC.
                          (A Development Stage Company)
                             STATEMENT OF CASH FLOWS
 For the Period from February 25, 1997 (date of inception) to November 30, 1997

--------------------------------------------------------------------------------

CASH FLOWS FROM OPERATING ACTIVITIES

     Net loss                                                                $        (40,105)
     Adjustments to reconcile net loss
       to net cash from operating activities
         Depreciation                                                                     273
         Increase in deferred costs                                                   (45,278)
         Increase in other assets                                                      (1,702)
         Increase in accounts payable                                                   1,264
                                                                             ----------------
              Net cash from operating activities                                      (85,548)

CASH FLOWS FROM INVESTING ACTIVITIES
     Premises and equipment expenditures                                              (17,905)
         Net cash from investing activities                                           (17,905)

CASH FLOWS FROM FINANCING ACTIVITIES
     Proceeds from issuance of common stock                                           160,000
         Net cash from financing activities                                           160,000

Net change in cash and cash equivalents                                                56,547

Cash and cash equivalents at beginning of period                                            -
                                                                             ----------------

CASH AND CASH EQUIVALENTS AT END OF PERIOD                                   $         56,547
                                                                             ================


--------------------------------------------------------------------------------

                 See accompanying notes to financial statements.

                          WESTERN RESERVE BANCORP, INC.
                          (A Development Stage Company)
                          NOTES TO FINANCIAL STATEMENTS
                                November 30, 1997

--------------------------------------------------------------------------------

NOTE 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization: Western Reserve Bancorp, Inc. (the Company) was incorporated February 25, 1997 and was a development stage company as of November 30, 1997. The Company will be devoting its efforts to the offering of its common shares to the general public and to obtaining regulatory approvals, recruiting personnel, and financial planning relating to the organization of The Western Reserve Bank (the Bank). The Company is expected, upon completion of a public stock offering, to purchase 100 percent of the common stock of the Bank, a bank to be formed under the laws of the State of Ohio. The Company will file an application to become a bank holding company with the Board of Governors of the Federal Reserve System pursuant to the Bank Holding Company Act of 1956, as amended.

Nature of Business: The Bank intends to offer a full range of commercial and consumer banking services primarily in and around Medina, Ohio.

Use of Estimates: To prepare financial statements in conformity with generally accepted accounting principles, management makes estimates and assumptions based on available information. These estimates and assumptions affect the amounts reported in the financial statements and the disclosures provided, and future results could differ. Areas involving the use of management's estimates and assumption include the realization of deferred tax assets and the depreciation of premises and equipment.

Deferred Organization and Stock Offering Costs: Costs directly associated with the organization of the Company and the Bank, as well as costs directly associated with preparing the stock offering have been deferred. Upon initiation of business as a bank and bank holding company, the organization costs will be amortized to expense over sixty months. Stock offering costs will be deducted from the proceeds received in the offering. If the formation of the Bank and the stock offering are not completed, these deferred costs will be charged to operations immediately.

Income Taxes: The Company follows the liability method in accounting for income taxes. The benefit for the net operating loss has been set off by a valuation allowance equal to the deferred tax asset.

NOTE 2 - RELATED PARTY TRANSACTIONS

The Company leases a vehicle and office space from related parties at November 30, 1997. The office space is rented on a month to month basis and is not intended to become the Company's ultimate corporate headquarters. The vehicle is leased based on a 36 month closed end lease.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

NOTE 3 - STOCK OPTIONS

The Company's Board of Directors intends to adopt a stock option plan to satisfy certain obligations to its President, Edward J. McKeon, pursuant to his employment agreement. Under the terms of Mr. McKeon's employment agreement, non qualified stock options for up to 10% of the Company's common stock may be granted to Mr. McKeon. The exercise price will be the base price in which the initial public shares are offered for 70% of the options, and 160%, 170% and 180% of the base price for each remaining 10% increment, respectively. The options become vested upon commencement of operations of the Bank and are exercisable on or after December 31, 2001.


--------------------------------------------------------------------------------
                See accompanying notes to financial statements.

                          WESTERN RESERVE BANCORP, INC.
                          (A Development Stage Company)
                          NOTES TO FINANCIAL STATEMENTS
                                November 30, 1997

--------------------------------------------------------------------------------

NOTE 4 - COMMITMENTS AND CONTINGENCIES

The Company has entered into an employment agreement with the Chief Executive Officer. The agreement, which expires December 31, 2001, provides a base annual salary of $125,000. The agreement provides for compensation in the event the officer is terminated without cause or in the event the Company has not commenced operations of the Bank.

The Company has entered into a 36 month closed end lease for a vehicle to be used by the Chief Executive Officer. The aggregate annual lease payment is $5,488. Future minimum commitments are:

                           1998             $  5,488
                           1999                5,488
                           2000                4,116
                                            --------
                                            $ 15,092
                                            ========


NOTE 5 - INCOME TAXES

The tax benefit associated with the net operating loss carryforward of $40,105 has been offset with a valuation allowance as of November 30, 1997 since the Company is in the development stage and has no history of generating taxable income.


--------------------------------------------------------------------------------

                        [WESTERN RESERVE BANCORP, INC.]